Exhibit 2.1
Confidential Treatment Request — Pages where confidential treatment has been requested are stamped “Confidential Treatment Requested.” The redacted materials have been separately filed with the SEC; the appropriate section has been marked at the appropriate place with a “*.”
EXECUTION VERSION
Sale and Purchase Agreement
     relating to
          the Sound Solutions business of NXP
     between
          NXP B.V.
     and
          KNOWLES ELECTRONICS, LLC
     and
          EFF ACHT BETEILIGUNGSVERWALTUNG GmbH
     and
          DOVER CORPORATION
     and
          NXP SEMICONDUCTORS N.V.
     dated 22 December 2010

Schedules
Schedule 1	DEFINITIONS
Schedule 2	THE GROUP ENTITIES
Schedule 3	AUSTRIAN CARVEOUT
Schedule 4	CLOSING ACTIONS
Schedule 5	AUSTRIAN LOCAL TRANSFER DOCUMENT
Schedule 6	CHINA EQUITY TRANSFER AGREEMENT
Schedule 7	ALLOCATION OF (INITIAL) PURCHASE PRICE
Schedule 8	RETAINED INTRA-GROUP AGREEMENTS
Schedule 9	LINE ITEMS OF THE WORKING CAPITAL STATEMENT
Schedule 10	LINE ITEMS OF THE NET CASH STATEMENT
Schedule 11	REPORTING ACCOUNTANTS
Schedule 12	INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT
Schedule 13	TRANSITIONAL SERVICES AGREEMENT
Schedule 14	EMPLOYEES
Schedule 15	LONG-TERM BENEFIT ARRANGEMENTS
Schedule 16	SELLER’S WARRANTIES
Schedule 17	DISCLOSURE LETTER
Schedule 18	PURCHASER’S WARRANTIES
Schedule 19	INDIVIDUALS DEEMED TO HAVE KNOWLEDGE IN RESPECT OF THE GROUP
Schedule 20	TAX INDEMNITY
Schedule 21	COMMERCIAL AGREEMENT TERM SHEETS
Schedule 22	LIST OF EMPLOYEES
Schedule 23	LEASED PROPERTIES
Schedule 24	PEOPLE DEEMED TO HAVE KNOWLEDGE IN RESPECT OF THE PURCHASER
Schedule 25	ITEMS OF WHICH THE PURCHASER IS AWARE
Schedule 26	FORM OF CERTIFICATES
Schedule 27	ACCOUNTS
Schedule 28	LICENSED-IN THIRD PARTY IP
Schedule 29	LICENSED-OUT NXP PATENTS
In accordance with Regulation S-K, certain of the schedules listed above have been omitted; Dover Corporation agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SALE AND PURCHASE AGREEMENT
THE UNDERSIGNED:
(1)	NXP B.V., a private limited liability company incorporated under the laws of the Netherlands, with corporate seat in Eindhoven, the Netherlands, having its address at High Tech Campus 60, 5656 AG Eindhoven, the Netherlands, (the “Seller”),
and
(2)	Knowles Electronics, LLC, a limited liability company organized under the laws of the state of Delaware, USA, and having its address at 1151 Maplewood Drive, Ilinois, USA 60143 (the “Purchaser”),

and
(3)	Eff acht Beteiligungsverwaltung GmbH, a limited liability company organized under the laws of Austria, and having its address at Porzellangasse 51, 1090 Vienna, registered under 354699t in the companies register of the Vienna Commercial Court (the “Austrian Purchaser” and, together with the Purchaser, the “Purchasers” as further defined in Schedule 1),
and
(4)	Dover Corporation, a corporation incorporated under the laws of the State of Delaware, USA, and having its address at 3005 Highland Parkway, Suite 200, Downers Grove Illinois, USA 60515, (the “Purchaser Parent”),

and
(5)	NXP Semiconductors N.V., a public liability company incorporated under the laws of the Netherlands, with corporate seat in Eindhoven, the Netherlands, having its address at High Tech Campus 60, 5656 AG Eindhoven, the Netherlands, (the “Seller Parent”),
WHEREAS:
(A)	The Seller holds all of the issued shares in the capital of (i) NXP Semiconductors Austria GmbH (as further defined in Schedule 1, “NXP Austria”) and (i) NXP Semiconductors Beijing Ltd (as further defined in Schedule 1 “NXP China”);

(B)	The Sound Solutions business of the Seller consists of the research into and development of, and the production, marketing, sale and distribution of audio transducer and audio transducer modules specifically for (i) dynamic speakers/receiver and MEMS microphone applications, (ii) mobile phone headset devices and (iii) joystick sensor devices (subject to the exclusions in the next sentence, the “Business”). For the avoidance of doubt, (a) the semiconductor integrated circuits that are part of the components and devices mentioned in (i), (ii) and (iii) above and that are supplied to the Business either by external semiconductor suppliers or other NXP businesses, are not part of the Business, and (b) with regard to MEMS technology, intellectual property that is specific to MEMS microphone applications is included in the Business, while intellectual property which relates to both a MEMS microphone application and an application outside of MEMS microphones, is not included in the Business;

(C)	NXP China is fully dedicated to the Business. NXP Austria operates different NXP businesses, including the Business;

(D)	The Purchaser is a leading designer and manufacturer of advanced acoustic components and is a leading provider of MEMS surface mount microphones to major cell phone brands and consumer electronic devices the world over. The Purchaser Parent owns and operates a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets;

(E)	On 3 November 2010, the Seller Parent and the Purchaser signed a confidential non-binding letter of intent (the “LOI”) regarding the potential acquisition by the Purchaser of the Business;

(F)	The Seller provided the Purchaser and its Representatives access to the Virtual Data Room containing information about the Business: The Purchaser and its Representatives were further given the opportunity to attend and participate in management presentations, conduct site visits and were allowed to ask questions;

(G)	The Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller the Business through (a) a sale and purchase of the Austrian Shares and the Chinese Shares on the terms and conditions set forth in this Agreement; and (b) through a sale and purchase and a transfer and acquisition of certain intellectual property rights and as well as through a license agreement in respect of certain other intellectual property rights to a member of the Purchaser Parent’s Group on the terms and conditions set forth in the Intellectual Property Transfer and License Agreement (the “Relevant IP-Rights”);

(H)	For these purposes, prior to the Closing the Seller is to (i) at its own cost, transfer to a Subsidiary of the Seller, being a new limited liability company incorporated under the laws of Austria (GmbH), all of the activities of NXP Austria that do not relate to the Business (the “Non-Sonar Business”), such transfer to be effected by way of demerger (Abspaltung zur Neugründung) in accordance with the draft Demerger Deed attached as Schedule 3, (the “Austrian Carveout”);

(I)	The Seller and the Purchaser have obtained from their respective corporate bodies all approvals and consents required for the transactions contemplated by this Agreement;

(J)	The Purchaser Parent has agreed to guarantee to the Seller the performance by the Purchaser of its obligations under this Agreement (including agreements to be entered into hereunder) and the performance by [a member of the Purchaser Parent’s Group] of its obligations under the Intellectual Property Transfer and License Agreement. The Seller Parent has agreed to guarantee to the Purchaser the performance by the Seller of its obligations under this Agreement (including agreements to be entered into hereunder) and the Intellectual Property Transfer and License Agreement;

(K)	The Parties have been engaged in negotiations for ongoing commercial arrangements in respect of the sale by the Seller of semiconductor integrated circuits to the Purchaser to be entered into at Closing, the material terms of which are set out in the term sheet attached as Schedule 21; and

(L)	The Purchaser has had satisfactory discussions at a principal level with certain key customers of the Business.
IT IS AGREED AS FOLLOWS:
1	INTERPRETATION
In this Agreement, unless the context otherwise requires, the provisions in this Clause 0 apply throughout.
1.1	Definitions
Capitalised words, including those used in the introduction and recitals to this Agreement, shall have the meaning as defined in Schedule 1.
1.2	References to persons
References to a person include any individual, company or partnership whether or not having separate legal personality and wherever incorporated or registered.

1.3	Headings and references to Clauses, Schedules and Paragraphs

1.3.1	Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

1.3.2	A reference in this Agreement to:
(a)	a Clause or Schedule is to the relevant Clause of or Schedule to this Agreement;

(b)	a Part is to the relevant Part of the relevant Schedule; and

(c)	a Paragraph is to the relevant Paragraph of (the relevant Part of) the relevant Schedule.
1.4	References to liabilities and obligations

1.4.1	Any reference in this Agreement to a liability or obligation of any member of the Seller’s Group shall be deemed to incorporate a reference to an obligation on the part of the Seller to procure that the relevant liability is discharged or obligation is performed by the relevant member(s) of the Seller’s Group, on and subject to the terms and conditions set out in this Agreement.

1.4.2	Any reference in this Agreement to a liability or obligation of any member of the Purchaser’s Group shall be deemed to incorporate a reference to an obligation on the part of Purchaser to procure that the relevant liability is discharged or obligation is performed by the relevant member(s) of the Purchaser’s Group, on and subject to the terms and conditions set out in this Agreement.

1.5	Information
References to books, records or other information include books, records or other information stored in any form including paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers.
1.6	Legal terms
In respect of any jurisdiction other than the Netherlands, a reference to any Netherlands legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.
1.7	Other references

1.7.1	Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.7.2	Whenever used in this Agreement, the words “as of” shall be deemed to include the day or moment in time specified thereafter.

1.7.3	Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.

1.8	Drafting Party
No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision.
2	SALE AND PURCHASE; TRANSFER
2.1	Shares
On and subject to the terms and conditions of this Agreement:
2.1.1	the Seller hereby agrees to sell, assign and transfer the Austrian Shares to the Austrian Purchaser, who hereby agrees to purchase and accept the transfer and assignment of the Austrian Shares; and

2.1.2	the Seller hereby agrees to sell and transfer the Chinese Shares to the Purchaser, who hereby agrees to purchase and accept the Chinese Shares,

such sale, assignment and transfer to take place in accordance with Clause 6.

2.2	Nomination of other purchasers

2.2.1	The Purchaser shall be entitled to nominate, to the extent permitted by Law, at its own cost, by notice to the Seller delivered no later than 1 February 2011, one other purchaser to purchase all of the Chinese Shares.

2.2.2	The Austrian Purchaser shall purchase and acquire the Austrian Shares and for that reason is a party to the Agreement.

2.3	Singular liability and right to claim

2.3.1	Subject to Clauses 14 and 15.1, no member of the Seller’s Group, with the exception of the Seller, shall have any liability under this Agreement, it being agreed that the Seller shall be fully liable under this Agreement for any breach thereof by any member of the Seller’s Group. Only the Purchaser may seek recourse against the Seller for breach by the Seller or a member of the Seller’s Group of its obligations under this Agreement.

2.3.2	Subject to Clause 14, no member of the Purchaser’s Group, with the exception of the Purchaser and, to the extent it relates to the Austrian Shares, the Austrian Purchaser shall have any liability under this Agreement, it being agreed that the Purchaser shall be fully liable under this Agreement for any breach thereof by any member of the Purchaser’s Group. Only the Seller may seek recourse against the Purchaser for breach by the Purchaser or a member of the Purchaser’s Group of its obligations under this Agreement.

2.3.3	Notwithstanding the provisions of Clause 2.3.1 and 2.3.2, a third party stipulation (derdenbeding) expressly identified as such in this Agreement, shall be for the benefit of and enforceable by the relevant third parties, provided that the Parties exclude the applicability of the articles 6:254, 6:255 and 6:256 of the Netherlands Civil Code.

3	CONSIDERATION

3.1	Purchase Price
The purchase price for the Shares (the “Purchase Price”) shall be an amount equal to the aggregate of the following:
3.1.1	the Initial Purchase Price; plus

3.1.2	the Net Cash of each Group Entity; plus

3.1.3	the Working Capital Adjustment of each Group Entity; minus

3.1.4	the Assumed Long-Term Benefits Liability amount.

3.2	Allocation
The Initial Purchase Price and the Purchase Price shall be allocated in accordance with Schedule 7 and the Seller’s Group shall and the Purchaser’s Group shall adopt such allocation for all purposes, including in respect of Tax.
3.3	Claims
If any payment is made by the Seller to the Purchaser or by the Purchaser to the Seller in respect of any claim (i) for any breach of this Agreement (including, for the avoidance of doubt, a breach of a Seller’s Warranty or a Purchaser’s Warranty) or any agreement entered into pursuant thereto or (ii) pursuant to an indemnity under this Agreement, then the amount of the payment shall be an adjustment of the Purchase Price.
4	CLOSING CONDITIONS

4.1	Conditions
The respective obligations of the Parties to perform the Closing Actions set out in Schedule 4 are subject to the fulfillment of the following conditions (the “Closing Conditions”):

4.1.1	The Anti-Trust Approval shall have been obtained (such approval being, subject to Clause 4.2.2(c), unconditional and unqualified) or, alternatively, any waiting periods shall have expired or been terminated, provided such expiration or termination is considered under Chinese Law to be a grant of all requisite clearances under the relevant anti-trust Laws.

4.1.2	No Government Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any Law that prohibits the consummation of the Transaction in all material respects, it being understood, for the avoidance of doubt, that the China Transfer Registration shall take place in accordance with Clause 9.1.

4.1.3	No legal action or legal proceeding shall be pending by a bona fide third party (including any Governmental Authority) seeking to enjoin or restrain completion of the Transaction, it being understood, for the avoidance of doubt, that the China Transfer Registration shall take place in accordance with Clause 9.1.

4.1.4	No Group Material Adverse Effect occurs between Signing and Closing (the “MAE Condition”).

4.1.5	The Austrian Carveout has been registered in the competent companies register.

4.1.6	There is no breach of the Seller’s Warranties that individually or in the aggregate constitutes a Group Material Adverse Effect (provided that this Closing Condition does not prejudice the Purchaser’s claims arising from any breach of Sellers’ Warranties).

4.1.7	The Seller has satisfied or performed all of its covenants and obligations to be performed prior to the Closing Date to the extent that no Group Material Adverse Effect has occurred (provided that this Closing Condition does not prejudice the Purchaser’s claims arising from any breach by Seller under this Agreement).

4.1.8	The China Transfer Approval has been obtained at such a date that it will be valid during a period of at least three (3) Business Days after the Closing Date.

4.2	Responsibility for satisfaction

4.2.1	Save as otherwise provided in the remaining provisions of this Clause 4.2 and Clause 5.2, each of the Parties shall use reasonable efforts to ensure satisfaction of and compliance with all of the Closing Conditions.

4.2.2	Without prejudice to the generality of Clause 4.2.1, the Purchaser shall:
(a)	as soon as practicable, and in any event no later than five (5) Business days after the Signing Date, prepare and file with the Competition Authority the notices and applications necessary to satisfy the Closing Condition set out in Clause 4.1.1(the “Competition Condition”), provided that, with respect to written submission, information or documentary materials requested from the Seller, the Seller has provided the same to the Purchaser in advance;
(b)	supply as promptly as practicable any additional information and documentary material that may be requested by the Competition Authority in connection with the Competition Condition, provided that, with respect to any written submission, information or documentary materials, the Seller has the right to approve the same; and

(c)	use reasonable efforts to cause the expiration or termination of any applicable waiting period under any applicable law and the fulfillment (whether explicit or implicit) of the Competition Condition as soon as practicable, including by agreeing to:
(i)	take any reasonable action that may be required in order to obtain an unconditional clearance (including by agreeing to perform any disposition of assets or businesses that may be required by the Competition Authority); or

(ii)	duly and promptly comply with any condition that any relevant Competition Authority may impose to clear this Agreement and the Transaction, provided that the foregoing Clause 4.2.2 shall not require Purchaser to make any material divestiture.
4.2.3	The Purchaser and the Seller shall each bear their own costs incurred in relation to filing the merger clearance filing in China in connection with the Purchaser acquisition of the Group. Notwithstanding the foregoing sentence of this Clause 4.2.3, the Purchaser shall bear all filing fees incurred in relation to the same. The Purchaser shall also bear all costs, penalties and fines resulting from not filing in any jurisdiction where it is determined that filing should have taken place, provided that if the failure to file resulted from incorrect revenues or market share data from Seller, Seller shall bear all costs, penalties and fines.

4.2.4	Without prejudice to Clause 4.2.2, the Seller and the Purchaser shall:
(a)	promptly cooperate with and provide all necessary information and assistance reasonably required by the Competition Authority in connection with the Competition Condition upon being requested to do so by the other Party; and

(b)	promptly inform the other Party of any communication received from, or given by it to, the Competition Authority with respect to the Competition Condition;

provided that any and all communications by either Party with the Competition Authority in connection with the Competition Condition shall require the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.
4.2.5	Without prejudice to Clauses 4.2.2 (c) and 4.2.4, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by the Governmental Authority or any other person challenging (any part of) the Transaction, each Party shall co-operate in all respects with the other Party and use its reasonable efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Transaction.

4.3	(Non-)Satisfaction/Waiver

4.3.1	Within two (2) Business Days of becoming aware of the same:
(a)	the Purchaser shall give notice to the Seller of the satisfaction of the Closing Conditions;

(b)	the Seller shall give notice to the Purchaser of the satisfaction of the Closing Conditions; and

(c)	the Purchaser shall give notice to the Seller, or vice versa, of non-satisfaction of any of the Closing Conditions.
4.3.2	The Closing Conditions in Clauses 4.1.1 to 4.1.3 may only be waived by written agreement between the Seller and the Purchaser. The Closing Conditions in Clauses 4.1.4 to 4.1.8 (inclusive) can only be waived by the Purchaser by written declaration to be addressed to the Seller.

4.4	Long stop date
Unless otherwise agreed by the Parties hereto, if the Closing Conditions are not satisfied or waived on or prior to 30 September 2011, the Purchaser or the Seller may, in its sole discretion, terminate this Agreement by notice to the other, and no Party shall have any claim against the other save for any claim arising from breach of any obligation contained in Clause 4.2, provided that no such termination notice may be given by a Party which is in default of its obligations under this Agreement.
5	PRE-CLOSING COVENANTS

5.1	Conduct of the Business

5.1.1	During the period from the date hereof up to the Closing, except as otherwise contemplated by this Agreement or as the Purchaser otherwise agrees in writing in advance (which consent shall not be unreasonably withheld or delayed), the Seller shall, and to the extent applicable shall cause the other members of the Seller’s Group to, conduct the Business in the Ordinary Course of Business and use its commercially reasonable efforts to preserve intact and protect the Business and its relationship with customers, suppliers, creditors and others having dealings with it and use its commercially reasonable efforts to keep available to the Purchaser the services of the Employees involved in the business.

5.1.2	During the period from the date hereof up to the Closing, except as otherwise contemplated by this Agreement or as the Purchaser shall otherwise consent in writing in advance (which consent shall not be unreasonably withheld or delayed), the Seller shall not take any of the following actions with respect to the Business and, to the extent applicable, shall cause the other members of the Seller’s Group not to:
(a)	amend or otherwise change any articles of association, by-laws, certificates of incorporation or similar corporate governing documents of the Group Entities;

(b)	reclassify, split (splitsing van aandelen, samenvoeging van verschillende klassen van aandelen), repay, recapitalize (omzetting reserves in aandelenkapitaal), redeem, adjust the par value of, pay out stock dividend or repurchase, or allow to be reclassified, split, repaid, redeemed or repurchased any shares or other ownership interests of the Group Entities;

(c)	create, allot, issue, dispose of, pledge or otherwise encumber, or allow to be created, allotted, issued, disposed of, pledged or otherwise encumbered any shares, ownership interests or voting securities, or any warrants, convertible securities, other rights of any kind to acquire or receive any shares, any other ownership interests or any voting securities of the Group Entities, or issue any instruments that give rise to the right of the holder to obtain shares, ownership interests or voting securities in the Group Entities, except as required by the NXP Financing Arrangements;

(d)	declare, set aside, make or pay any dividend in kind or otherwise or make any equity distribution in kind or otherwise to shareholders of the Group Entities;

(e)	incur any additional indebtedness, or issue any debt securities or assume, guarantee or endorse any material obligations of any other Person, except in the Ordinary Course of Business and except as required by the NXP Financing Arrangements;

(f)	make any (i) capital expenditures which exceed, on a quarterly basis, USD 500,000 (five hundred thousand United States dollars), or (ii) material loans or capital contributions to, or investments in, any other Person (other than the Group Entities), in each case except in the Ordinary Course of Business;

(g)	acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

(h)	sell, assign, lease, transfer, license, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any assets of the Group Entities, except in the Ordinary Course of Business, provided that no Relevant IP-Rights are affected;

(i)	mortgage or pledge any assets of the Group Entities except as required by the NXP Financing Arrangements;

(j)	terminate or materially extend or materially modify any Material Contract;

(k)	enter into any contract, arrangement or commitment or amend any contract, arrangement or commitment, other than in the Ordinary Course of Business;

(l)	materially increase, amend or grant any employee benefits in any manner, except in the Ordinary Course of Business, including (i) adopting, entering into or amending any bonus, profit sharing, compensation, stock option, warrant pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement or arrangement for the benefit or welfare of any officer, director or employee or (ii) agree to any increase in the compensation payable or to become payable to any officer, director of employee;

(m)	settle any legal proceedings or other disputes (i) that would result in the Seller, or to the extent applicable the Group, being enjoined in any respect material to the Transaction or the Business or (ii) for an amount, in the aggregate, exceeding USD 250,000 (two hundred and fifty thousand United States dollars);

(n)	accelerate the delivery or sale of products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchase of raw materials, except in the Ordinary Course of Business;

(o)	increase the headcount of any of the Group Entities other than in the Ordinary Course of Business;

(p)	take any action that would cause any Seller’s Warranty not to be true and accurate as at Closing;

(q)	save for a change as per 1 January 2011 in respect of the depreciation period for new high volume automation assets, make any change in the Accounting Principles Consistently Applied;

(r)	change any Tax accounting method of, or make any Tax election (except as permitted by this Agreement) for, or settle or compromise any Tax liability of, any Group Entity; or

(s)	authorize or enter into any agreement or commitment with respect to any of the foregoing.
5.2	Austrian Carveout

5.2.1	The Seller shall (i) use reasonable efforts to procure that the audited accounts for the financial year ending 31 December 2010 of NXP Austria are produced and ready for inclusion in the De-merger Deed by 15 February 2011; (ii) procure that the managing directors of NXP Austria, as soon as practicable, draw up, publish in the official gazette and file with the competent Companies Register the De-Merger Deed; (iii) procure the adoption of a shareholders’ resolution of NXP Austria approving the De-Merger Deed and resolving on the Austrian Carveout; and (iv) procure the instruction to the managing directors of NXP Austria to file without undue delay after the adoption of the respective shareholders’ resolution a respective registry application. The Seller shall regularly inform the Purchaser of the progress being made with respect to the Austrian Carveout and provide the Purchaser with such information as it may reasonably request with respect thereto.

5.2.2	The Purchaser undertakes to give all reasonable information and other assistance to the Seller to complete the Austrian Carveout as soon as reasonably practicable after the date hereof.

5.3	Intra-group balances; Termination of intra-group agreements

5.3.1	The Seller shall procure that (i) each of the relevant members of the Seller’s Group pays in full prior to Closing all Intra-Group Receivables, and (ii) each of the Group Entities pays in full prior to Closing all Intra-Group Payables.

5.3.2	The Seller shall procure that, except as expressly set out in this Agreement or otherwise agreed between the Parties in writing, all existing agreements and arrangements (excluding the Retained Intra-Group Agreements) between one or more members of the Seller’s Group (excluding the Group Entities) on the one hand and one or more Group Entities on the other hand shall be, prior to Closing, terminated or amended to remove any such Group Entity as a party thereto.

5.4	Access to information

5.4.1	Between Signing and Closing, the Seller shall procure that each of the Group Entities (a) provides the Purchaser in a timely fashion with monthly statements (in a form consistent with the form used by the Seller’s Group, however in any event comprising a balance sheet and a profit and loss account) in respect of each month ending after the Signing but before Closing and (b) affords the Purchaser and its Representatives upon reasonable notice, reasonable access during normal business hours to the books and records of or relating in whole or in part to the Group. The Purchaser acknowledges and agrees that any information provided to it or any of its Representatives is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
5.4.2	The obligation of the Seller under this Clause 5.4 shall be subject to the right of the Seller or the relevant Group Entity to refuse access to information on the grounds that access:
(a)	would be contrary to any Law provided that the Seller or the relevant Group Entity received written advice to such effect from outside counsel;

(b)	would cause material undue disruption to the business activities of the relevant Group Entity or its management; or

(c)	would, in the reasonable opinion of the Seller or the management of the relevant Group Entity, involve issues of commercial sensitivity and confidentiality such that access could materially damage the value or competitiveness of the relevant Group Entity or lead to a material breach of any obligations of the relevant Group Entity.
5.5	NXP China pre-registration name change
As soon as practicable, but in any event no later than two (2) Business Days after the satisfaction of the Competition Condition, the Seller shall cause NXP China, with the assistance of the Purchaser, to prepare and file all documentation, notices or applications necessary to register a proposed new name of NXP China with the Beijing Administration of Industry and Commerce (the registration authority of NXP China).
5.6	China Equity Transfer Agreement
As soon as practicable, but in any event no later than five (5) Business Days after the satisfaction of the Competition Condition, the Parties shall enter into the China Equity Transfer Agreement. Neither Party shall enforce, or seek to enforce, the China Equity Transfer Agreement until after the China Transfer Registration Certificate, signed by the Parties, has been received by De Brauw. In the event that this Agreement is terminated in accordance with Clauses 4.4 or 6.4, the Parties agree to terminate the China Equity Transfer Agreement in accordance with clause 7 of the China Equity Transfer Agreement, in which case parties may enforce clause 7 of the China Equity Transfer Agreement.
5.7	Filing with Approval Authority China
As soon as reasonably practicable following entry into the China Equity Transfer Agreement, but in any event no earlier than thirty-five (35) calendar days before the estimated Closing Date, the

Seller and the Purchaser shall prepare and Seller shall cause NXP China to file with the Administrative Committee of Beijing Economic-Technological Development Area (the approval authority of NXP China) all notices and applications necessary to obtain (i) approval for the transfer of the Chinese Shares, and (ii) a revised certificate of approval of NXP China (together the “China Transfer Approval”). The Purchaser shall cooperate with and timely provide to the Seller all documents, information and other materials as required by the Seller for the purposes of obtaining the China Transfer Approval.
6	CLOSING

6.1	Date and place
Subject to the satisfaction, or waiver under Clause 4.3.2, of each of the Closing Conditions, the Closing shall take place:
6.1.1	in Amsterdam, the Netherlands, at the offices of De Brauw Blackstone Westbroek and (in parallel) in Vienna, Austria, at the offices of Purchaser’s Austrian counsel, commencing at 11.00 a.m. CET on the first Business Day of the Seller’s Group’s monthly reporting period immediately following satisfaction or waiver of the Closing Conditions, or

6.1.2	at any such other date, time or location as may be agreed between the Seller and the Purchaser in writing.

6.2	Payment of Initial Purchase Price

6.2.1	The Purchaser shall pay the Chinese Initial Purchase Price and the Austrian Purchaser shall pay the Austrian Initial Purchase Price, in each case on the Business Day immediately before and with value on the Closing Date, into the DBBW Account under the reference “Purchase Price Sonar; 777/20493509” and under the instruction to De Brauw (for the attention of Arne Grimme) that such amount shall be held by De Brauw in the DBBW Account on behalf of the Purchaser until signature by the Parties of the Closing Certificate, after which De Brauw in the DBBW Account shall:
(a)	hold the Austrian Initial Purchase Price on behalf of the Seller and pay said amount in accordance with the Seller’s instructions; and

(b)	subject to Clause 6.2.2, continue to hold the Chinese Initial Purchase Price on behalf of the Purchaser until receipt of the China Transfer Registration Certificate signed by the Parties, after which De Brauw in the DBBW Account shall hold the Chinese Initial Purchase Price on behalf of the Seller and pay said amount in accordance with the Seller’s instructions.
For the avoidance of doubt, the title to the China Shares will transfer from Seller to Purchaser at the moment the China Transfer Registration Certificate, signed by the Parties, has been received by De Brauw.

6.2.2	In the event that the China Transfer Registration does not take place within 12 months of the Closing Date, the Seller’s obligations under this Agreement to transfer the Chinese Shares to the Purchaser shall terminate and De Brauw in the DBBW Account shall pay the Chinese Initial Purchase Price in accordance with the Purchaser’s instructions. In such event Parties also agree to terminate the China Equity Transfer Agreement in accordance with clause 7 of the China Equity Transfer Agreement.

6.3	Closing Actions
At the Closing, the Parties shall perform the Closing Actions as set out in Schedule 4. Upon completion of the Closing Actions, or waiver in respect thereof, the Parties shall sign the Closing Certificate.
6.4	Breach of Closing obligations

6.4.1	If any Party fails to comply with any of its material obligations in this Clause 6 or its obligations under Schedule 4, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to the right to claim damages) by written notice to the Seller or the Purchaser, as the case may be, served on the date set for Closing, (a) to waive the fulfillment of the obligations of the other Party, or (b) to fix a new date for the Closing (being the first Business Day of the next monthly reporting period of the Seller’s Group) in which case the provisions of Clauses 6.2 and 6.3 and Schedule 4 shall apply to the Closing as so deferred.

6.4.2	If the non-complying Party fails to comply with any material obligation in this Clause 6 or its obligations under Schedule 4 on the new date for the Closing pursuant to Clause 6.4.1, the other Party shall be entitled (in addition to and without prejudice to it’s right to claim damages) by written notice served on such new date for the Closing:
(a)	to terminate this Agreement without liability on its part or on the part of those on whose behalf notice is served; or
(b)	to effect the Closing so far as practicable having regard to the defaults which have occurred; or
(c)	subject to Clause 4.4, to set a new date for the Closing (being the first Business Day of the next monthly reporting period of the Seller’s Group) in which case the provisions of Clauses 6.2 and 6.3 and Schedule 4 shall apply to the Closing as so deferred.

7	CLOSING STATEMENTS
7.1	Preparation of the Statements
As soon as practicable, and in any event within sixty (60) Business Days after the Closing Date, the Seller shall prepare and deliver to the Purchaser:
7.1.1	an unaudited statement prepared in the form of Schedule 9, setting forth the Working Capital as per the Effective Time (the “Working Capital Statement”); and

7.1.2	an unaudited statement prepared in the form of Schedule 10, setting forth the Net Cash as per the Effective Time (the “Net Cash Statement”, together with the Working Capital Statement, the “Statements”).

7.2	Agree or disagree

7.2.1	The draft Working Capital Statement and draft Net Cash Statement shall be delivered to the Purchaser at the same time, it being further agreed that:
(a)	if the Purchaser disagrees with the draft Working Capital Statement or draft Net Cash Statement, then the Purchaser shall within sixty (60) Business Days after receipt thereof, but no sooner than ninety (90) Business Days after Closing deliver notice of such disagreement to the Seller, such notice (the “Notice of Disagreement”) to specify (i) each line item in the relevant draft statement(s) with which the Purchaser disagrees, (ii) the amount of adjustment proposed by the Purchaser, and (iii) in reasonable detail, the reason for the Purchaser’s disagreement in respect of each such line item;
(b)	if the Purchaser does not deliver a Notice of Disagreement in terms of Clause 7.2.1(a), then the draft Working Capital Statement and draft Net Cash Statement shall be final and binding on the Seller (and each relevant other member of the Seller’s Group) and the Purchaser (and each relevant other member of the Purchaser’s Group) for purposes of the determination of the Purchase Price, provided that such determination shall not prejudice recovery of the Losses incurred due to a breach of the Seller’s Warranties, to the extent this would not result in the Seller compensating the Purchaser twice in relation to substantially the same facts and circumstances.
(c)	if the Purchaser delivers a Notice of Disagreement in terms of Clause 7.2.1(a), then:
(i)	at the election of the Seller, each line item in the draft Working Capital Statement and draft Net Cash Statement in respect of which the Purchaser does not deliver a Notice of Disagreement in accordance with Clause 7.2.1(a), shall be final and binding on the Seller (and each other member of the Seller’s Group) and the Purchaser (and each other member of the Purchaser’s Group) in the meaning of Clause (b); and
(ii)	the Seller and the Purchaser shall attempt in good faith to reach agreement in respect of those line items in the relevant draft Working Capital Statement and/or draft Net Cash Statement in respect of which the Purchaser has thus given Notice of Disagreement, provided that if the Seller and the Purchaser are unable to reach such agreement within twenty (20) Business Days of delivery of the Notice of Disagreement, the Seller or the Purchaser may by notice to the other require that those line items in the relevant draft Working Capital Statement and/or draft Net Cash Statement that have been properly specified in the Purchaser’s Notice of Disagreement in accordance with Clause 7.2.1(a) and subsequently have not been agreed upon between the Seller and the Purchaser within the aforesaid twenty (20) Business Days, be referred to the Reporting Accountants in the terms of Schedule 11.
7.3	No indemnified liabilities
The Statements will not take into account liabilities for which the Seller is liable under this Agreement, which liabilities will include the Tax indemnity as set out in Schedule 20, provided that these liabilities are also not taken into account when determining the Reference Working Capital.
7.4	No forward looking valuations
It is understood between the Parties that no corrections to the Statements may be proposed by or on behalf of the Purchaser to the extent these are based on a judgment about the future earnings potential, prospects or feasibility of (part of) the Business.
7.5	Post-Closing market or business developments
The Statements include certain estimates and judgments which may change over time. The Seller and the Purchaser agree that any market or business developments after the preparation by the Seller of the Statements shall not be taken into consideration and that the status of the affairs of the Group and market circumstances at the time of the Closing and during the preparation of the Statements by the Seller shall prevail. Any facts or events arising after the date, upon which the Seller has prepared the draft Statements and presented them in accordance with Clause 7.1 to the Purchaser, shall not be taken into consideration in the final determination of the Statements.

7.6	Cooperation in connection with the Statements
In order to enable the preparation and determination of the Statements, the Purchaser shall, and shall cause the Group Entities to (i) keep up-to-date all books and records relating to the Business, and (ii) co-operate with the Seller and its Representatives with regard to the preparation and determination of the Statements. The Purchaser agrees to make available the services of the Employees to provide reasonable assistance to the Seller in the performance of the Seller’s duties under this Clause 7.
8	ADJUSTMENT OF THE INITIAL PURCHASE PRICE

8.1	Working Capital adjustment

8.1.1	If the aggregate Working Capital is greater than 105 percent (105%) of the Reference Working Capital or more, the excess (only the amount over 105 percent (105%)), shall on a dollar-for-dollar basis be paid to the Seller by the Purchaser.

8.1.2	If the aggregate Working Capital is less than 95 percent (95%) of the Reference Working Capital or less, the difference (only the amount less than 95 percent (95%)) shall on a dollar-for-dollar basis be paid to the Purchaser by the Seller.

8.2	Net Cash adjustment

8.2.1	If the aggregate Net Cash is greater than nil (0), the excess shall on a dollar-for-dollar basis be paid to the Seller by the Purchaser.

8.2.2	If the aggregate Net Cash is less than nil (0), the difference shall on a dollar-for-dollar basis be paid to the Purchaser by the Seller.

8.3	Payment and interest

8.3.1	Any payment to be made pursuant to Clauses 8.1 or 8.2 shall:
(a)	to the extent possible, be aggregated and discharged by way of set-off between these payments;
(b)	be made by wire transfer of immediately available funds to such bank account as the recipient Party may designate on or before the fifth (5th) Business Day after the Statements become final and binding upon the Seller and the Purchaser pursuant to Clause 7 and Schedule 11; and
(c)	include interest thereon calculated from the day after the Effective Time to the date of payment, both days inclusive, at the Interest Rate.
8.3.2	All payments (including interest payments) made under this Clause 8 shall be made on account of the Purchase Price.

9	POST-CLOSING OBLIGATIONS

9.1	Filing with Registration Authority China

9.1.1	On the Closing Date, however in any event no later than three (3) Business Days after the Closing Date, the Purchaser shall prepare and Seller shall cause NXP China to file with the Beijing Administration of Industry and Commerce (the registration authority of NXP China) all application documents necessary to obtain (i) approval for amendment of the registration information of NXP China and (ii) a revised business license for NXP China reflecting the transfer of the Chinese Shares from the Seller to the Purchaser and the change of name so as to exclude “NXP” and/or from the name of NXP China (together the “China Transfer Registration”). The Seller shall promptly cooperate with and provide all necessary information and assistance reasonably required by the Purchaser in connection with the obtainment of the China Transfer Registration.

9.1.2	As soon as practicable following the completion of the China Transfer Registration, the Purchaser shall prepare and file all application documents necessary to register the change of name and shareholder of NXP China with all other relevant Governmental Authorities in the People’s Republic of China, including, without limitation, any applicable tax authorities, foreign exchange authorities, customs offices and finance authorities (the “China Residual Registrations”). Seller shall promptly cooperate with and provide all necessary information and assistance reasonably required by the Purchaser in connection with the obtainment of the China Residual Registrations.

9.1.3	All filing fees and other costs incurred in relation to the China Transfer Approval, China Transfer Registration and China Residual Registrations shall be borne by the Parties in equal parts.

9.1.4	Immediately following completion of the China Transfer Registration, and in any event no later than two (2) Business Days after the revised business license has been issued to NXP China, the Parties shall sign and deliver to De Brauw (for the attention of Arne Grimme) the China Transfer Registration Certificate.

9.2	Trade receivables/payables; Post-Closing receipts

9.2.1	Subject to Closing, if at any time after the Effective Time, any member of the Seller’s Group receives any amount in respect of any receivable of a Group Entity, then the Seller shall procure that the relevant member of the Seller’s Group pays the amount received, less reasonable administrative expenses, to the relevant Group Entity, as soon as reasonably practicable.

9.2.2	Subject to Closing, if at any time after the Effective Time, any member of the Purchaser’s Group receives any amount in respect of any receivable of any member of the Seller’s Group then the Purchaser shall procure that the relevant member of the Purchaser’s

Group pays the amount received, less reasonable administrative expenses, to the relevant member of the Seller’s Group, as soon as reasonably practicable.
9.3	Use of names

9.3.1	The Purchaser shall procure that, as soon as practicable after the Closing, but in any event (a) in the case of NXP Austria, within twenty (20) Business Days after the Closing Date, and (b) in the case of NXP China, as part of the completion of the China Transfer Registration, the shareholders of the relevant Group Entity adopt the shareholders’ resolutions and the managing directors of the relevant Group Entity file the register applications required to change the relevant Group Entity’s name so that it does not contain the name “NXP”, or any abbreviation thereof or any name or lettering which is likely to be confused with the same, and (ii) the Seller is furnished with appropriate written evidence of such actions.

9.3.2	After registration of the new name following the application pursuant to Clause 9.3.1 the Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, use in any way whatsoever, by means of trading names, domain names, registered or unregistered trade marks, logos or otherwise, the name “NXP”, or any abbreviation thereof or any name or lettering which is confusingly similar to the same. Notwithstanding the foregoing provisions of this Clause 9.3.2, the Purchaser shall, as soon as practicable after the Closing, but in any event within nine (9) months after the Closing Date, procure that the name “NXP”, or any abbreviation thereof, is removed from all future products, business stationery and other assets held by the Group, and from all premises occupied by the Purchaser’s Group.

9.4	Retention of records

9.4.1	The Purchaser shall retain for a period of five (5) years from Closing, or such longer period as may be prescribed by applicable law, all books, records and other written information relating to the Business which are held at premises occupied by the Group at Closing and, to the extent reasonably required by the Seller, shall allow the Seller, upon reasonable notice, access during normal office hours to such books, records and other information, including the right to inspect and take copies at the Seller’s expense, provided that this does not cause any material undue interference in the operation of the Business.

9.4.2	The Seller shall retain for a period of five (5) years from Closing, or such longer period as may be prescribed by law, any books, records or other written information relating to the Business and/or the Group Entities which are not held at the premises occupied by the Group at Closing and, to the extent reasonably required by the Purchaser, shall allow the Purchaser, upon reasonable notice, access during normal office hours to such books, records and information, including the right to inspect and take copies at the Purchaser’s expense, provided that this does not cause any material undue interference in the operation of the Seller’s business.

9.5	Insurance

9.5.1	The Purchaser acknowledges and agrees that as from the Closing Date all insurance cover provided in relation to the Group pursuant to policies maintained by (any member of) the Seller’s Group, whether such policies are maintained with third party insurers or within the Seller’s Group, shall be terminated or shall no longer provide coverage for any events, occurrences or accidents occurring, on or after the Closing Date, and no third party or member of the Seller’s Group shall have any liability or responsibility for any such events, occurrences or accidents under such policies occurring on or after the Closing Date.

9.5.2	In respect of any events, occurrences or accidents occurring prior to the Closing Date, the Purchaser shall procure that, as from thirty (30) calendar days after the Closing Date, no members of the Purchaser’s Group (including the Group) shall make any claim under any insurance policy of any member of the Seller’s Group (excluding the Group).

9.5.3	In accordance with the provisions of the Seller’s respective D&O policies, the Seller shall provide notice to all its appropriate insurers of any pending claim or act, incident or omission of which the Seller is aware that may give rise to a claim after Closing as a result of an alleged act, incident or omission that occurred prior to Closing.

9.6	Employees and Long-Term Benefit Arrangements

9.6.1	The provisions of Schedule 14 shall apply in respect of the Employees.

9.6.2	The provisions of Schedule 15 shall apply in respect of Long-Term Benefit Arrangements.

9.7	Trapped Cash

9.7.1	For the purpose of this provision:

“Trapped Cash” means cash available to NXP China at Closing that cannot be transferred out of China in a reasonably short period after Closing;

“Closing Trapped Cash” shall mean the amount of Trapped Cash at Closing.

“Maximum Trapped Cash Amount” means USD 13,000,000 (thirteen million United States dollars) of Closing Trapped Cash, decreased by (i) any dividends paid by NXP China to the Seller between Signing and Closing (ii) any payment made by NXP China for services rendered under the GSA China or under similar agreements entered into by NXP China or under a recapitalization of NXP China or under an IP license agreement entered into by NXP China with any Member of the Seller’s Group, in each case between Signing and Closing;

“Excess Trapped Cash” means the amount of Closing Trapped Cash in excess of the Maximum Trapped Cash Amount;

9.7.2	Between Signing and Closing, the Seller shall use reasonable efforts to minimize the availability of Trapped Cash by, among others and to the extent permissible, paying dividends or making payments for services rendered by the Seller.

9.7.3	Closing Trapped Cash shall be included as freely available cash in the Net Cash Statement up to the Maximum Trapped Cash Amount.

9.7.4	After Closing, the Purchaser shall cause NXP China to pay to the Seller such amounts due to the Seller for services rendered prior to Closing up to the amount of Closing Trapped Cash. Within five (5) Business Days from receipt of such payments, the Seller shall pay to the Purchaser the amount that was taken into account in the Net Cash determination as for Trapped Cash.

9.7.5	After Closing, Purchaser shall pay to the Seller promptly any cash that it receives from NXP China up to the amount of Excess Trapped Cash to the extent these amounts can legally be paid by NXP China to the Purchaser or any of its affiliates by way of dividend and/or by way of payment for services rendered (similar to the GSA Agreement) and/or by way of recapitalization and/or by way of payment of IP royalties under licenses granted by members of the Purchaser’s Group to NXP China, provided that such obligation shall be limited to USD 5,000,000 (five million United States dollars) per financial year. The Purchaser shall use its reasonable efforts to pay to the Seller any amounts of Excess Trapped Cash in an amount as high as possible but in no event more than USD 5,000,000 (five million United States dollars) per financial year.

9.7.6	Any costs, including Tax, reasonably incurred by NXP China and/or the Purchaser in connection with the Purchaser’s obligations under Clauses 9.7.4 and 9.7.5 as well as costs, including Tax, reasonably incurred by NXP China and/or the Purchaser in connection with any dividend paid after Closing (to the extent the payments which Purchaser has received have not exceeded the Maximum Trapped Cash Amount) shall be borne by the Seller.

9.8	Information for Seller’s Group’s financial reporting
The Purchaser shall provide the Seller, in a timely manner as reasonably requested by the Seller and at the Seller’s cost, with all such information as the Seller’s Group may require in order to comply with its financial reporting obligations.
10	WARRANTIES

10.1	Seller’s Warranties

10.1.1	Subject to the remaining provisions of this Clause 10 and Clauses 12 and 13, the Seller represents and warrants to the Purchaser that the Seller’s Warranties:
(a)	are true and accurate as at Signing; and

(b)	shall, save as otherwise expressly provided in the Seller’s Warranties, also be true and accurate as at Closing.
10.1.2	The Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion howsoever provided to the Purchaser on or prior to the date hereof (including any information of that nature contained in the Disclosure Letter or in the Due Diligence Information). The Purchaser acknowledges that no representations or warranties, express or implied, have been given or are given other than the Seller’s Warranties.

10.1.3	Any Seller’s Warranty qualified by the expression “so far as the Seller is aware” or “to the Seller’s knowledge” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of any individual whose name is set out in Part 1 of Schedule 19, and such knowledge such individual should have had after having made reasonable enquiry taking into account the individual’s position and the individual’s responsibility.

10.1.4	Notwithstanding anything else to the contrary in this Agreement, the Purchaser’s sole and exclusive remedy against the Seller for a breach of Seller’s Warranties shall be a claim for Losses made pursuant to this Clause 10.

10.1.5	The applicability of Sections 7:17 and 7:23 of the Netherlands Civil Code is hereby excluded.

10.2	Seller’s disclosures
The Seller’s Warranties are subject to, and the Seller shall not be liable for breach of any of the Seller’s Warranties in relation to, any matter which is fairly disclosed in this Agreement (including, for the avoidance of doubt, the Disclosure Letter) or fairly disclosed in the Due Diligence Information except for any disclosures against the Seller’s Warranties in paragraphs 3 (Accounts) and 11 (Tax) of Schedule 16 in respect of which valid disclosures can only be made in the Disclosure Letter. Fair disclosure in the meaning of the preceding sentence shall mean that the respective breach of the relevant Seller’s Warranty would have been appreciated and understood by a reasonable business person upon due consideration and without recourse to, and independent review of, any other source of information.
10.3	Liability of Seller for breach
After the Closing and subject to this Clause 10 and Clauses 12 and 13, the Seller shall be liable to the Purchaser for any Losses incurred by the Purchaser or a member of the Purchaser’s Group including the Group Entities in connection with or as a result of any breach of the Seller’s Warranties, which breach of Seller’s Warranties shall occur where same is untrue or inaccurate as at the date on which the same is given or such breach is attributable to the fraud, dishonesty or willful concealment on the part of the Seller.

10.4	Purchaser’s Warranties
The Purchaser represents and warrants to the Seller that:
10.4.1	the Purchaser’s Warranties are true and accurate as at the date hereof and shall also be true and accurate as at Closing; and

10.4.2	neither the Purchaser, nor any other member of the Purchaser’s Group is aware of any breach of the Seller’s Warranties other than those items included in Schedule 25, which shall not prejudice the Purchaser’s right to claim for Losses under this Clause 10.

10.4.3	Any reference to the expression “so far as the Purchaser is aware” or “to the Purchaser’s knowledge” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of any individual whose name is set out in Schedule 24.

10.4.4	Notwithstanding anything else to the contrary in this Agreement, the Seller’s sole and exclusive remedy against the Purchaser for a breach of Purchaser’s Warranties shall be a claim for Losses made pursuant to this Clause 10.

10.5	Liability of Purchaser for breach
After the Closing, the Purchaser shall be liable to the Seller for any Losses incurred by the Seller in connection with or as a result of any breach of the Purchaser’s Warranties, which breach of Purchaser’s Warranties shall occur where same is untrue or inaccurate in any material respect as at the date on which the same is given.
11	TAX INDEMNITY

11.1	Tax indemnity
The provisions of Schedule 20 shall apply in respect of Taxes.
12	LIMITATION OF THE SELLER’S LIABILITY

12.1	Time limitation for claims
The Seller shall not be liable under this Agreement in respect of any Losses resulting from a breach under the Seller’s Warranties unless the Purchaser gives a notice of the Losses to the Seller specifying the matters set out in Clause 13.2:
12.1.1	within the applicable statutory limitation period following Closing in respect of the Seller’s Warranties given in respect of the Shares and the Group Entities as contained in Paragraphs 1 and 2 of Schedule 16;

12.1.2	within sixty (60) days after expiry of the statutory limitation period applicable in the relevant jurisdiction for the Tax matter giving rise to such claims and any applicable term during which additional assessments can be levied under the relevant Law;

12.1.3	within three (3) years following Closing in respect of the Seller’s Warranties given in respect intellectual property matters as contained in Paragraph 13 of Schedule 16;and

12.1.4	within eighteen (18) months following Closing in respect of any other Seller’s Warranties.

12.2	Minimum claims
Subject to any other limitations set out in this Agreement, the Seller shall only be liable under this Agreement
12.2.1	If the liability agreed or determined in respect of any individual claim, or a series of claims arising from identical facts exceeds USD 250,000 (two hundred fifty thousand United States dollars) (“Minimum Claim”), and

12.2.2	If the Aggregate of the Minimum Claims exceeds USD 4,000,000 (four million United States Dollars) (“Deductible”), provided if such Deductible is exceeded, the Seller shall be liable only for the amount exceeding the Deductible provided that this Clause 12.2 shall not apply to any claim (a) under Paragraphs 1, 2.1 or 2.2 of Schedule 16, (b) under Clause 11, (c) under Paragraph 11 of Schedule 16 (Tax), (d) under Paragraph 7.4 of Schedule 16 (Employee Bonuses for time period prior to December 31, 2010) and (e) arising out of or in connection with circumstances set out in Schedule 25 to the extent the circumstances set out in Schedule 25 are not listed in the Disclosure Letter.
12.3	Maximum liability

12.3.1	Excluding (a) claims under Paragraphs 1, 2.1 or 2.2 of Schedule 16 and (b) claims under the Tax indemnity set out in Schedule 20, the aggregate liability of the Seller in respect of all claims under this Agreement shall not exceed 5% (five percent) of the Purchase Price, provided that, together with any of the other claims under this Agreement, the aggregate liability of the Seller in respect of (a) Paragraph 6.3.1 of Schedule 16 (GSA Agreement), (b) Paragraph 3 of Schedule 16 (Accounts), (c) Paragraph 11 of Schedule 16 (Tax), and (d) Paragraph 16 of Schedule 16 (Intellectual Property) shall not exceed 10% (ten percent) of the Purchase Price.

12.3.2	Without detracting from Clause 12.3.1, the aggregate liability of the Seller in respect of all claims under this Agreement including in case of (a) claims under Paragraphs 1, 2.1 or 2.2 of Schedule 16 and (b) claims under the Tax indemnity set out in Schedule 20, shall not exceed the Purchase Price.

12.4	Provisions
Seller shall not be liable under this Agreement in respect of any claim if and to the extent that any allowance, provision or reserve is made in a Working Capital Statement, a Net Cash Statement, or in the Accounts (and not released prior to the Effective Time) for the matter giving rise to the claim provided that allowances, provisions or reserves for Taxes, except for payroll related Taxes and VAT related Taxes in the Ordinary Course of Business, shall not reduce the Seller’s liabilities for such amounts.
12.5	Matters arising subsequent to this Agreement
The Seller shall not be liable in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent that the same would not have occurred but for:
12.5.1	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser;

12.5.2	any act, omission or transaction of the Purchaser or any other member of the Purchaser’s Group, or their respective directors, officers, employees or agents or successors in title, after the Closing;

12.5.3	the passing of, or any change in, after the date of this Agreement, any law or administrative practice of any Governmental Authority, including any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement;

12.5.4	any change after the date of this Agreement of any generally accepted interpretation or application of any law; or

12.5.5	any change in accounting or Taxation policy, bases or practice of the Purchaser or any other member of the Purchaser’s Group introduced or having effect after the Closing Date.

12.6	Insurance
The Seller shall not be liable under this Agreement in respect of any claim to the extent that the Losses in respect of which such claim is made are covered by a policy of insurance, in which event Clauses 12.9.2 and 12.9.3 shall apply.
12.7	Net financial benefit
Any Losses which the Purchaser may be entitled to claim hereunder shall be calculated on an after-Tax basis provided that the Tax benefit has been realized, meaning that such Losses shall be reduced by (i) any Tax refund actually received by the relevant Group Entity; (ii) any reduction of Tax actually owing by the relevant Group Entity; or (iii) in case of additional depreciations or amortisations for Tax purposes, the net present value of future Tax refunds or reductions of Tax as a result of such additional depreciations or amortisations and calculated at the Interest Rate; to the extent that the Tax refund or reduction of Tax is directly connected with the facts as a result of which the Losses have been incurred.
12.8	Mitigation of Losses
The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.
12.9	Purchaser’s right to recover

12.9.1	Recovery for direct and actual Losses. The Seller shall not be liable in respect of:
(a)	any loss of profit, loss of goodwill or any (other) indirect or consequential losses; and
(b)	any Losses relating to any actual liability unless and until such actual liability is due and payable, or any Losses relating to any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, provided that this Clause 12.9.1(b) shall not operate to exclude liability in relation to a claim made in respect of an actual or contingent liability within the relevant time limit specified in Clause 12.1 and specifying the matters set out in Clause 13.1.
12.9.2	Prior to recovery from the Seller. If, before the Seller pays an amount in discharge of any claim under this Agreement, the Purchaser, a Group Entity or any other member of the Purchaser’s Group recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser, the Group Entities or any other member of the Purchaser’s Group (in whole or in part) in respect of the Loss which is the subject matter of the claim, the Purchaser shall either:
(a)	before steps are taken to enforce a claim against the Seller (but, for the avoidance of doubt, following the required notification of the Seller under Clause 13.2), procure that all reasonable steps are taken to enforce recovery against the third party and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery; or

(b)	procure that the Seller be subrogated to all rights that the Purchaser has or would otherwise have in respect of the claim against the third party, upon the Purchaser receiving payment of the Loss by the Seller.
12.9.3	Following recovery from the Seller. If the Seller has paid an amount in discharge of any claim under this Agreement and the Purchaser, a Group Entity or any other member of the Purchaser’s Group subsequently is entitled to recover or does recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser, the Group Entity or any other member of the Purchaser’s Group (in whole or in part) in respect of the Loss which is the subject matter of the claim, the Purchaser shall either:
(a)	procure that all steps are taken to enforce such recovery or shall procure that the relevant Group Entity or other member of the Purchaser’s Group shall pay to the Seller as soon as practicable after receipt an amount equal to (a) any sum recovered from the third party less any costs and expenses reasonably incurred in obtaining such recovery or, if less, (b) the amount previously paid by the Seller to the Purchaser; or
(b)	procure that the Seller be subrogated to all rights that the Purchaser has or would otherwise have in respect of the claim against the third party.
12.10	Further limitations
12.10.1	In no event shall the Seller be liable more than once for the same matter under different Seller’s Warranties or under Seller’s Warranties and an indemnity.
12.10.2	The Seller shall not be liable for an amount higher than the actual damages and any liability shall not take into consideration any valuation principle (including any multiplier) applied by the Purchaser in calculating the Initial Purchase Price.
13	CLAIMS
13.1	Notification of potential claims
If key managers, officers or directors of the Purchaser or of a Group Entity become aware of any matter or circumstance that may give rise to a claim against the Seller under this Agreement, the Purchaser shall, as soon as reasonably practicable, and in any event within thirty (30) Business Days, give a notice in writing to the Seller setting out such information as is available to the Purchaser or the Group as is reasonably necessary to enable the Seller to assess the merits of the claim, to act to preserve evidence and to make such provision as the Seller may consider necessary, provided that failure to give such notification within the aforesaid thirty (30) Business

Days shall not affect the Purchaser’s right to make the claim except to the extent the Seller shall have been or will be actually prejudiced as a result of such failure.
13.2	Notification of claims under this Agreement
Notices of claims under this Agreement shall be given by the Purchaser to the Seller within the time limit specified in Clause 12.1, specifying full information of the legal and factual basis of the claim and the evidence on which the Purchaser relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).
13.3	Commencement of proceedings
Any claim notified pursuant to Clause 13.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six (6) months after the notice is given pursuant to Clause 13.2, and any claim notified pursuant to Clause 13.2 (contingent liability) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six (6) months after such contingent liability becomes an actual liability and is due and payable, unless legal proceeding which may include arbitration as set forth in Clause 18.2, in respect of it (i) have been commenced by being both issued and served and (ii) are being and continue to be pursued with reasonable diligence.
13.4	Investigation by the Seller
In connection with any matter or circumstance notified by the Purchaser pursuant to Clause 13.1 or 13.2:
13.4.1	the Purchaser shall allow, and shall procure that each Group Entity and the other relevant members of the Purchaser’s Group allow, the Seller and its Representatives to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and
13.4.2	the Purchaser shall disclose to the Seller all information of which the Purchaser or any other member of the Purchaser’s Group is aware which relates to the claim, and shall procure that all relevant members of the Purchaser’s Group give, subject to their being paid reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, in each case as the Seller or its Representatives may reasonably request.
13.5	Procedure for third party claims
If the claim notified pursuant to Clause 13.1 and 13.2 is a result of or connected with a claim by or liability to a third party, then:

13.5.1	no admissions in relation to such third party claim shall be made by or on behalf of the Purchaser or any other member of the Purchaser’s Group and the claim shall not be compromised, disposed of or settled without the express prior written consent of the Seller;
13.5.2	the Seller shall be entitled at its own expense and in its absolute discretion, upon approval by the Purchaser which shall not be unreasonably withheld to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals; and
13.5.3	where the Seller has received approval pursuant to Clause 13.5.2:
(a)	the Purchaser shall, and shall procure that the other members of the Purchaser’s Group shall give, subject to their being paid all reasonable costs and expenses, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller may reasonably request for the purpose referred to in Clause 13.5.2, including instructing such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or other member of the Purchaser’s Group concerned but in accordance with the Seller’s instructions; and
(b)	the Seller shall keep the Purchaser informed of all relevant matters relating to the claim and shall promptly forward or procure to be forwarded to the Purchaser copies of all correspondence and other written communications relating to the claim.
14	PARENT GUARANTEE
14.1	Guarantee
Each of the Purchaser Parent and the Seller Parent hereby:
14.1.1	as a separate and independent obligation, unconditionally and irrevocably guarantees to the Seller respectively the Purchaser and the Austrian Purchaser, and shall be jointly and severally liable, as an absolute guarantor (Abstrakte Garantie) to the Seller respectively the Purchaser and the Austrian Purchaser for the due and punctual performance and observance by the Purchaser and the Austrian Purchaser and the Purchasers’ assigns respectively the Seller and the Seller’s assigns of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement and under or pursuant to the Austrian Demerger Deed, (whereby it is hereby explicitly recorded that in respect of the indemnities contained in the Austrian Demerger Deed the limitations provided under Clause 12 shall not apply) (the “Guaranteed Obligations”); and
14.1.2	agrees to indemnify, defend and hold harmless the Seller respectively the Purchaser and, as an irrevocable third party stipulation (derdenbeding), all other members of the Seller’s Group respectively the Purchaser’s Group against all Losses which any of same may suffer through or arising from any breach by the Purchaser and/or the Purchaser’s assigns respectively the Seller and the Seller’s assigns, of the Guaranteed Obligations.
14.2	Default; enforcement; non-waiver
14.2.1	If and whenever a default occurs for any reason whatsoever in the performance of any of the Guaranteed Obligations, the Purchaser Parent or the Seller Parent, as the case may be, shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Seller respectively the Purchaser as it would have received if the Guaranteed Obligations had been duly performed and satisfied by the Purchaser respectively the Seller.
14.2.2	As a separate and independent obligation each of the Purchaser Parent and the Seller Parent agrees that any of the Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Purchaser respectively the Seller by reason of any legal limitation, disability or incapacity on or of any of the same or any other fact or circumstances (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Purchaser Parent respectively the Seller Parent as though the same had been incurred by the Purchaser Parent respectively the Seller Parent and the Purchaser Parent respectively the Seller Parent were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser Parent respectively the Seller Parent on demand.
14.2.3	The liability of each of the Purchaser Parent and the Seller Parent under this Clause 14 shall not be released or diminished by any variation of the Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance.
15	RESTRICTIONS
15.1	Restrictions on Seller
15.1.1	The Seller and the Seller Parent undertake with the Purchaser to procure that no member of the Seller’s Group shall, during the Restricted Period:
(a)	undertake any Restricted Activity; or

(b)	without the prior written consent of the Purchaser, induce or seek to induce any Employee to become employed whether as employee, consultant or otherwise by any member of the Seller’s Group, whether or not such Employee would thereby commit a breach of his or her contract of service, provided that the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 15.1.1(b), provided that no member of the Seller’s Group instructs or encourages such agency to approach any Employee.
15.1.2	The restrictions in Clause 15.1.1 shall not operate to prohibit any member of the Seller’s Group from:
(a)	undertaking a Restricted Activity after such time as the Purchaser’s Group ceases to directly carry on a Restricted Activity;
(b)	fulfilling any obligation pursuant to this Agreement and any agreement entered into pursuant to this Agreement;
(c)	acquiring the whole or part of any business if the turnover attributed to Restricted Activities of such business does not (i) represent more than twenty percent (20%) of the aggregate annual turnover thereof and (ii) does not exceed USD 50 million; and
(d)	without detracting from Clause 15.1.2(c), holding an interest in a business which is engaged in a Restricted Activity in respect of which the Seller’s Group does not have a majority shareholding or other controlling interest, or the right to nominate the majority of directors or representatives of similar standing to the board of directors or a governing body of similar standing, provided that if such business is listed on any recognised stock exchange, a controlling interest shall be deemed to exist if the interest held amounts to fifteen percent (15%) or more of the outstanding issued share capital of a company.
15.2	Restriction on Purchaser
The Purchaser undertakes with the Seller to procure that no member of the Purchaser’s Group shall, during the Restricted Period, without the prior written consent of the Seller actively induce or directly seek to induce any person employed in the Seller’s Group other than the Employees to become employed by any member of the Purchaser’s Group, provided that the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 15.2, provided further that no member of the Purchaser’s Group instructs or encourages such agency to approach any such person.

16	ANNOUNCEMENTS AND CONFIDENTIALITY
16.1	Announcements
No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or the Purchaser’s Group without the prior written approval of the Seller and the Purchaser. This shall not affect any announcement or circular required by Law or, if applicable, the rules of any recognised stock exchange on which the shares of any member of either the Seller’s Group or the Purchaser Parent’s Group are listed, provided that the Party or the Purchaser Parent that has, or whose group member has, an obligation to make an announcement or issue a circular, shall consult with the other Party or the Purchaser Parent insofar as is reasonably practicable before compliance with such an obligation.
16.2	Confidentiality
16.2.1	The Parties acknowledge that the Confidentiality Agreement shall cease to have any force or effect from the Closing Date.
16.2.2	Subject to Clause 16.1 and Clause 16.2.3, each of the Parties shall treat as strictly confidential and not disclose or use any information contained in or received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:
(a)	the provisions of this Agreement or any agreement entered into pursuant to this Agreement;
(b)	the negotiations relating to this Agreement (or any such other agreement); or
(c)	a Party to this Agreement or the business activities carried on by it or any member of its group.
16.2.3	Clause 16.2.2 shall not prohibit disclosure or use of any information if and to the extent:
(a)	the disclosure or use is required by Law or, if applicable, the rules of any recognised stock exchange on which the shares of any Party (or a member of the Seller’s Group or the Purchaser’s Group or the Purchaser Parent) are listed;
(b)	the disclosure or use is required to vest the full benefit of this Agreement in any Party;
(c)	the disclosure or use is required for the purpose of any legal proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(d)	the disclosure is made to professional advisors of any Party on terms that such professional advisors undertake to comply with the provisions of Clause 16.2.2 in respect of such information as if they were a party to this Agreement;
(e)	the information is or becomes publicly available other than by breach of the Confidentiality Agreement or of this Agreement;
(f)	the other Party has given prior written approval to the disclosure or use; or
(g)	the information is independently developed after Closing,
provided that prior to disclosure or use of any information pursuant to Clause 16.2.3(a), the Party concerned promptly notifies the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.
17	OTHER PROVISIONS
17.1	Further assurances
Each of the Parties shall from time to time execute such documents and perform such acts and things as any Party may reasonably require to transfer the Shares to the Purchaser and to give any Party the full benefit of this Agreement.
17.2	Entire agreement
17.2.1	This Agreement and its ancillary agreements contain the entire agreement between the parties to this Agreement relating to the subject matter of this Agreement, to the exclusion of any terms implied by Law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties to this Agreement in relation to the matters dealt with in this Agreement (including, for the avoidance of doubt, the LOI which is hereby terminated).
17.2.2	The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly set out in this Agreement.
17.3	No assignment
Except as otherwise expressly provided in this Agreement, no party to this Agreement may, unless with the prior written consent of the Parties, assign, grant any security interest over or otherwise transfer, in whole or in part, any of its rights and obligations under this Agreement.
17.4	Waiver
No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by or on behalf of the party entitled to make such waiver.

17.5	Amendment
No amendment of this Agreement shall be effective unless such amendment is in writing and signed by or on behalf of each of the Parties.
17.6	Third-party rights
Save as expressly otherwise stated, this Agreement does not contain any stipulation in favour of a third party (derdenbeding).
17.7	Rescission
Without prejudice to Clauses 4.3.1 and 6.4.2(a), the Parties waive their respective rights to rescind or cancel this Agreement on the basis of Sections 6:265 or 6:228 of the Netherlands Civil Code.
17.8	Method of payment
17.8.1	Any payments shall be effected by crediting for same day value the account specified by the Seller or the Purchaser, as the case may be, on behalf of the Party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.
17.8.2	Payment of any amount in accordance with this Agreement shall be a good discharge to the payor (and those on whose behalf such payment is made) of its obligation to make such payment and the payor (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.
17.9	No withholding
17.9.1	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings for or on account of Tax whatsoever save only as may be required by law. If any such deductions or withholdings are required to be made by the Party making the payment pursuant to applicable law, such Party shall be obliged to pay to the other Party such sum as will after such deduction or withholding has been made leave the other Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.
17.9.2	Notwithstanding the foregoing, this Clause 17.9 shall not apply to any Taxes imposed by China on the transfer of the Chinese Shares (including with respect to any adjustment of the Purchase Price allocable to the Chinese Shares under Clause 8). In the case of the transfer of the Chinese Shares under this Agreement, Seller shall timely pay all of the Taxes due with respect to such transfer in accordance with applicable Law and shall provide proper evidence of payment of such Taxes to Purchaser in a timely manner.
17.10	Invalidity
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any Law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected. To the extent permitted by Law, such provision shall be deemed substituted by provisions (i) that are valid, legal and enforceable and (ii) the operation and effect of which are as similar as possible to the provisions they substitute for.
17.11	Costs
Unless this Agreement provides otherwise, all costs which a party has incurred or must incur in preparing, concluding or performing this Agreement are for its own account. All stamp, transfer, registration, sales and other similar Taxes, duties, fees, imposts, levies and charges and all notarial fees payable in connection with the sale, assignment, transfer or purchase of the Shares under this Agreement shall be paid by the Purchaser, except for stamp duty arising in respect of the transfer of the Chinese Shares, which shall be shared equally between the Parties and except for stamp duty arising out of or triggered in respect of agreements to which the Purchaser is not a party.
17.12	Interest
If any Party defaults in the payment when due of any amount payable under this Agreement, then the liability of that Party shall be increased to include interest on such amount from the date when such payment is due under this Agreement until the date of actual payment (both days inclusive) at the Interest Rate.
17.13	Notices
17.13.1	Notices and other statements in connection with this Agreement and any other agreement that is connected with this Agreement (unless the parties expressly agree otherwise) shall be (i) written in the English language, (ii) delivered by hand, email, facsimile or courier to the recipient’s address as set forth below or to such other address as a Party may notify to the other Parties from time to time and (iii) shall be given:
if to the Seller, to:

Name:	NXP B.V.

Address:	High Tech Campus 60

5656 AG Eindhoven

Country:	The Netherlands

Fax:	+31 40 272 9658

Attention:	General Counsel
if to the Seller Parent, to:

Name:	NXP Semiconductors N.V.

Address:	High Tech Campus 60

5656 AG Eindhoven

Country:	The Netherlands

Fax:	+31 40 272 9658

Attention:	General Counsel
with a copy to:

Name:	De Brauw Blackstone Westbroek

Address:	Claude Debussylaan 80

1082 MD Amsterdam

Country:	The Netherlands

Fax:	+32 20 577 1775

Email:	arne.grimme@debrauw.com

Attention:	Arne Grimme

and
if to the Purchaser to:

Name:	Knowles Electronics, LLC

Address:	1151 Maplewood Drive, Illinois, USA 60143

Country:	USA

Fax:	630-250-0575

Email:	jeff.niew@knowles.com

Attention:	Jeffrey Niew
if to the Purchaser Parent to:

Name:	Dover Corporation

Address:	3005 Highland Parkway, Suite 200, Downers Grove Illinois, USA 60515

Country:	USA

Fax:	630-743-26575

Email:	IMC@dovercorp.com

Attention:	Ivonne Cabrera and Peter Marshall
17.13.2	The Purchaser and the Purchaser Parent for service of process in connection with this Agreement choose domicile at the following address, or such other person or address in the Netherlands as the Purchaser and the Purchaser Parent, acting jointly, may notify to the Seller from time to time:

Name:	Baker & McKenzie

Address:	Claude Debussylaan 54, 1082 MD Amsterdam

Country:	The Netherlands

Fax:	+ 31 20 626 7949

Email:	mike.jansen@bakermckenzie.com[•]

Attention:	Mike Jansen
17.13.3	A notice shall be effective upon receipt and shall be deemed to have been received:
(a)	at the time of delivery, if delivered by hand, or courier;

(b)	at the time of transmission in legible form, if delivered by fax or email.
18	GOVERNING LAW AND SUBMISSION TO JURISDICTION
18.1	Governing law
This Agreement and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and construed in accordance with the Laws of the Netherlands.
18.2	Forum
Except for any dispute relating to the determination of the Statements, which shall be resolved in accordance with the dispute resolution method as set forth in Clause 7.2 and Schedule 11, the Seller, the Seller Parent, the Purchaser and the Purchaser Parent irrevocably agree that all disputes which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it, including disputes concerning the existence and validity thereof, shall be finally and exclusively settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The tribunal shall be composed of three arbitrators. The place of arbitration shall be Paris. The proceedings shall be conducted in the English language in accordance with the rules of law (regelen des rechts). The right, if any, to discovery is excluded. The ICC shall not be permitted to have the award published. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

AGREED AND SIGNED ON 22 DECEMBER BY:
NXP B.V., as the Seller

/s/ Edward R. Arnstein	/s/ Mark A. Hamersma
By: Edward R. Arnstein	By: Mark A. Hamersma
Title: Senior Vice President	Title: Proxy holder
Date: 22/12/10	Date: December 22, 2010
NXP Semiconductors N.V., as the Seller Parent

/s/ Edward R. Arnstein	/s/ Mark A. Hamersma
By: Edward R. Arnstein	By: Mark A. Hamersma
Title: Senior Vice President	Title: Proxy holder
Date: 22/12/10	Date: December 22, 2010

Knowles Electronics, LLC, as the Purchaser
/s/ Peter Marshall
By: Peter Marshall
Title:	Proxy Holder
Date: 12/22/10

Eff Acht Beteiligungsverwaltung GmbH, as the Austrian Purchaser
/s/ Peter Marshall
By: Peter Marshall
Title:	Proxy Holder
Date: 12/22/10

Dover Corporation, as the Purchaser Parent
/s/ Peter Marshall
By: Peter Marshall
Title:	Proxy Holder
Date; 12/22/10

Schedule 1 DEFINITIONS
“A-Patents” has the meaning set forth in paragraph 13.1 of Schedule 16.
“Accounting Principles” means the NXP accounting principles in accordance with US Generally Accepted Accounting Principles or US GAAP.
“Accounts” means the agreed form for the unaudited balance sheet and profit and loss accounts in respect of the Business as of December 31, 2009 and per the Accounts Date and for the year and for the nine months then ended, respectively, with amounts derived from the general ledgers, using the Accounting Principles, and as provided to the Seller in the format of FS-items for the purpose of incorporating these in the Seller’s consolidated balance sheet, but adjusted, in respect of NXP Austria, to reflect solely the assets and liabilities related to the Business. A copy of these Accounts is attached as Schedule 27.
“Accounts Date” means the last Sunday of the NXP financial book month of the period of the reported Accounts, being 3 October 2010.
“Agreement” means this agreement between the Seller, the Purchaser, the Austrian Purchaser, the Seller Parent and the Purchaser Parent, including the schedules hereto (which, for the avoidance of doubt, includes the Ancillary Agreements).
“Ancillary Agreements” means the Intellectual Property Transfer and License Agreement and the Transitional Services Agreement, and “Ancillary Agreement” means any one of them.
“Assumed Long Term Benefits Liability” has the meaning set forth in Schedule 15.
“Anti-Trust Approval” means the anti-trust, merger control or similar approvals, consents and clearances required under Chinese Law for completion of the Transaction.
“Audit” has the meaning set forth in Paragraph 8.2.1 of Schedule 20.
“Austrian Carveout” has the meaning set forth in recital (H).
“Austrian Demerger Deed” means the demerger deed in respect of the Austrian Carveout in substantially the same form as attached in Part 1 of Schedule 3.
“Austrian Initial Purchase Price” means the portion of the Initial Purchase Price attributable to the Austrian Shares in accordance with Schedule 7.
“Austrian Local Sale and Purchase Agreement” means the agreement (in the form of a notarial deed) in substantially the same form as attached to Schedule 5 and entered into between the Parties on or around the date of this Agreement.

“Austrian Purchaser” has the meaning set forth in the introduction of this Agreement.
“Austrian Shares” means the entire issued share capital of NXP Austria.
“B-Patents” has the meaning set forth in paragraph 13.1 of Schedule 16.
“Business” has the meaning set forth in recital (B).
“Business Day” means a calendar day, other than a Saturday or a Sunday, on which commercial banks in Amsterdam, the Netherlands, and Chicago, Illinois USA are generally open for business.
“Business Plan” the business plan in relation to the Business contained in the Virtual Data Room.
“China Equity Transfer Agreement” means the agreement in substantially the same form as attached to Schedule 6 and entered into between the Parties on the date specified in Clause 5.6 of this Agreement.
“China Transfer Approval” has the meaning set forth in Clause 5.7.
“China Transfer Registration” has the meaning set forth in Clause 9.1.1.
“China Transfer Registration Certificate” means the certificate to be signed by both Parties in accordance with Clause 9.1.4 substantially in the form set forth in 0 (Part 2).
“Chinese Initial Purchase Price” means the portion of the Initial Purchase Price attributable to the Chinese Shares in accordance with Schedule 7.
“Chinese Residual Registrations” has the meaning set forth in Clause 9.1.2.
“Chinese Shares” means 100% of the issued shares of NXP China.
“Closing” means the performance of the actions set forth in Clause 6.3.
“Closing Actions” means the closing actions set forth in Schedule 4.
“Closing Certificate” means the certificate to be signed by both Parties in accordance with Clause 6.3 substantially in the form set forth in Schedule 26 (Part 1).
“Closing Conditions” has the meaning set forth in Clause 4.1 and “Closing Condition” means any one of them.
“Closing Date” means the date on which the Closing takes place, which in no event shall be more than 5 calendar days after the Effective Time.

“Commercial Agreement” means the commercial agreement agreed and to be entered into between the Purchaser, the Group and the Seller between Signing and Closing on the basis of the binding term sheet, attached hereto as Schedule 21 (Part 3), in relation to the MMDS for group MEMS microphone components.
“Competition Authority” means the Anti Monopoly Bureau of the Ministry of Commerce of the People’s Republic of China.
“Competition Condition” has the meaning set forth in Clause 4.2.2(a).
“Confidentiality Agreement” means the confidentiality agreement dated 1 October 2008 between the Seller and the Purchaser in relation to information concerning the Business.
“Consistently Applied” means the consistent application of the Accounting Principles, to be measured on the basis of the application of the Accounting Principles by the Seller’s Group in its financial statements for the period ended on the Accounts Date.
“DBBW Account” means the third party bank account (“advocatuurlijke derdengeldrekening”) of De Brauw Blackstone Westbroek N.V., account no. 24.34.76.795 from ABN AMRO Bank (Blaak 555, 3011 GB ROTTERDAM), BIC Code FTSBNL2RXXX, IBAN Code NL41 FTSB 0243 4767 95 in the name of “Stg Beheer Derdengelden De Brauw Blackstone Westbroek”.
“De Brauw” means De Brauw Blackstone Westbroek N.V.
“Disclosure Letter” means the document (together with its attachments) disclosing information constituting exceptions to the Seller’s Warranties, annexed to this Agreement as Schedule 17.
“Domain Names” has the meaning set forth in Paragraph 13.1 of Schedule 16.
“Due Diligence Information” means the information contained in the Virtual Data Room as at 23:59 CET on 9 December 2010 (excluding, for the avoidance of doubt, the IPO-prospectus) which information is electronically stored on the DVDs delivered by the Seller to the Purchaser on the Signing Date.
“Effective Time” means the end of the day CET on the last day of the monthly reporting period of the Seller’s Group immediately preceding the Closing Date.
“Employees” means all those persons who are at the Effective Time employed by:
(a)	NXP China or who are, immediately after the Registration Date, employed by NXP Austria; or

(b)	a member of the Seller’s Group (other than the Group Entities) and working primarily or exclusively in the Business and whose details (formal employer, name and country of location) are set forth in Part 2 of Schedule 14.
and “Employee” means any one of them.
“Encumbrance” means any charge, mortgage, lien, option, equity, power of sale, pledge, usufruct, retention of title, right of pre-emption, right of first refusal or other similar third party rights or security interest of any kind or an agreement to create any of the foregoing.
“Environment”, “Environmental Authority”, Environmental Law”, “Environmental Permit” and “Event” have the meanings set forth in Paragraph 9.1.
“Global Release Letter” means the global release letter issued by the global collateral agent under the NXP Financing Arrangements, pursuant to which the lenders or secured parties under the NXP Financing Arrangements release the assets of the Group from liens and shall cease to have any rights under any security established over the assets of the Group pursuant to the NXP Financing Arrangements.
“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether supranational, federal, state or local, domestic or foreign.
“Group” means NXP China and NXP Austria, taken as a whole.
“Group Entities” means NXP China and NXP Austria, and “Group Entity” means anyone of them or the relevant one of them, as the context requires.
“Group Material Adverse Effect” means any fact, circumstance or change that has or is reasonably likely to have a material adverse effect on the Business taken as a whole; provided, however, that facts, circumstances or changes or effects resulting from, relating to or arising out of the following shall not be taken into account when determining whether a Group Material Adverse Effect has occurred or is reasonably likely to occur: (i) general market or economic conditions; (ii) general market or economic conditions in the industries in which the Group conducts the Business; (iii) currency exchange rate fluctuations; (iv) political conditions (including changes arising out of acts of terrorism, sabotage, armed hostilities or war), weather conditions or other force majeure events; (v) changes in Law or changes in the accounting principles pursuant to which the Group is required to change its prior accounting policies or practices; and (vi) any loss of, or adverse change in the relationship with, Employees, customers or suppliers of the Business proximately caused by the pendency or announcement of the Transaction or any other transactions or actions contemplated by this Agreement.
“GSA Agreements” means (a) the General Services Agreement dated 29 September 2006 between the Seller as service provider and NXP China as service recipient and (b) the General Services Agreement dated 29 September 2006 between the Seller as service provider and NXP Austria as service recipient.
“Guarantee” means any guarantee, indemnity, surety, letter of comfort, letter of credit or other assurance, security or right of set-off given or undertaken by a Person to secure or support the obligations (actual or contingent) of any other Person, whether given directly or by way of counter-indemnity, excluding Guarantees provided under the NXP Financing Arrangements.
“Guaranteed Obligations” has the meaning set forth in Clause 14.1.1.
“Hazardous Substances” has the meaning set forth in Paragraph 9.1.
“ICC” has the meaning set forth in Clause 18.2.
“Initial Purchase Price” means USD 855,000,000 (eight hundred and fifty five million United States dollars).
“Intellectual Property Transfer and License Agreement” means the intellectual property transfer and license agreement to be entered into by the Seller and the Group Entities in agreed form attached hereto as Schedule 12.
“Interest Rate” means 3 month EURIBOR plus 300 basis points.
“Intra-Group Payables” means, in relation to each Group Entity, all amounts owed at any time prior to the Effective Time by that Group Entity to a member of the Seller’s Group (other than the Group Entities) in respect of (a) loans and other indebtedness, in each case including accrued interest calculated consistent with past practice, and (b) trading payables.
“Intra-Group Receivables” means, in relation to each Group Entity, all amounts owed at any time prior to the Effective Time by a member of the Seller’s Group (other than the Group Entities) to that Group Entity in respect of (a) loans and other indebtedness, in each case including accrued interest calculated consistent with past practice, and (b) trading receivables.
“Know-How” has the meaning set forth in paragraph 13.1 of Schedule 16.
“Law” means any applicable statute, law, ordinance, decree, judgment, order, rule or regulation of any Governmental Authority.

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute, court order or stipulation, or otherwise, whether present or future, actual or contingent, known or unknown, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety, and “Liability” means any one of them or the relevant one of them, as the context requires.
“LOI” has the meaning set forth in recital (E).
“Losses” means all damage, losses, liabilities, costs, charges, expenses, claims and demands.
“Net Cash” means, in relation to each Group Entity, the net cash position (cash plus cash equivalents, cash in transit and current investments available within three (3) months minus outstanding cheques in transit minus third party indebtedness items), of the Group Entity as at the Effective Time in accordance with the Accounting Principles Consistently Applied and included in the line items set forth in Schedule 10, as finally agreed between the Parties or determined in accordance with Clause 7.2 and Schedule 11, excluding any item to be included in calculating the Working Capital.
“Net Cash Statement” has the meaning set forth in Clause 7.1.2.
“Non-Sonar Business” has the meaning set forth in Recital (H).
“Notice of Disagreement” has the meaning set forth in Clause 7.2.1(a).
“NXP Austria” means the private limited company, NXP Semiconductors Austria GmbH, incorporated under the laws of Austria, further details of which are set forth in Schedule 2.
“NXP China” has the meaning set forth in recital (A), further details of which are set forth in Schedule 2.
“NXP Financing Arrangements” means financing arrangements entered into by NXP Semiconductors N.V., NXP B.V. and NXP Funding LLC as borrowers, namely the so-called Secured Revolving Credit Facility, Forward Start Revolving Credit Facility, Super Priority Notes, Secured Notes, Unsecured Notes and the Collateral Agency Agreement.
“Ordinary Course of Business” means the conduct of the Sound Solutions business in accordance with normal day-to-day customs, practices and procedures and consistent with past practice, including, but not limited to, the Business Plan.
“Overprovision” has the meaning set forth in Paragraph 4 of Schedule 20.
“Parties” means the Seller and the Purchaser collectively, and “Party” means any one of them, as the case may be.

“Patents” has the meaning set forth in paragraph 13.1 of Schedule 16.
“Permitted Encumbrances” means:
(a)	security interests arising under sales contracts with title retention provisions and equipment leases with third parties involving expenditure of less than USD 100,000 (one hundred thousand United States dollars) per year and entered into in the Ordinary Course of Business;
(b)	security interests for Taxes and other governmental charges which are not due and payable or which may be paid without penalty; and
(c)	any other security interests arising by operation of Law.
“Person” means an individual, a company or corporation, a partnership, a limited liability company, a trust or other entity, organization or unincorporated association, including a Governmental Authority.
“Properties” has the meaning set forth in Paragraph 4.1 of Schedule 16, and “Property” means any one of them or the relevant one of them, as the context requires.
“Purchase Price” has the meaning set forth in Clause 3.1.
“Purchasers” means the Purchaser and Austrian Purchaser, whereas in case the Purchaser and the Austrian Purchaser enter into any obligation jointly, they shall be jointly liable, and to the extent only the Austrian Purchaser enters into an obligation under this Agreement, the Purchaser shall guarantee the fulfillment of the Austrian Purchaser’s obligation in the meaning, that such guarantee shall be a separate undertaking independent from the Purchaser’s obligation (abstrakte Garantie).
“Purchaser Parent” has the meaning set forth in the introduction of this Agreement.
“Purchaser Parent’s Group” means Dover Corporation and its respective Subsidiaries from time to time, including, as of the Closing Date, the Group Entities.
“Purchaser’s Group” means Knowles Electronics, LLC and its respective Subsidiaries from time to time, including, as of the Closing Date, the Group Entities.
“Purchaser’s Warranties” means the representations and warranties set forth in Schedule 18.
“Reference Working Capital” means USD 45,711,000 (forty five million seven hundred and eleven thousand United States Dollars)
“Registration Date” means the date on which the Austrian Carveout is registered.

“Relevant Employees” has the meaning set forth in Schedule 14.
“Relevant IP-Rights” has the meaning set forth in Recital (G).
“Relevant Period” has the meaning set forth in Paragraph 9.1.
“Relief” has the meaning set forth in Paragraph 1 of Schedule 20.
“Reporting Accountant” means Deloitte or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, a firm of accountants to be agreed by the Seller and the Purchaser within five (5) Business Days of a notice by the Seller to the Purchaser, or vice versa, requiring such agreement or, failing such agreement, to be nominated on the application of the Seller or the Purchaser by or on behalf of the chairman of the Royal Netherlands Institute of Chartered Accountants.
“Representative” means any officer, employee, legal advisor, financial advisor, accountant or other agent, of the Party concerned.
“Restricted Activity” means the Business as carried on at Signing by the Group Entities.
“Restricted Period” means three (3) years commencing on the Closing Date, or such shorter period of time recognised by Law as being binding on the Seller, and the other members of the Seller’s Group.
“Retained Intra-Group Agreements” means those agreements listed in Schedule 8.
“Retirement Benefit Arrangements” has the meaning set forth in Schedule 15.
“Seller” has the meaning set forth in the introduction of this Agreement.
“Seller Parent” has the meaning set forth in the introduction of this Agreement.
“Seller’s Group” means the Seller Parent and its Subsidiaries from time to time (excluding, as of the Closing Date, the Group Entities).
“Seller’s Warranties” means the representations and warranties set forth in Schedule 16.
“Shares” means the Austrian Shares and the Chinese Shares.
“Signing” means the signing of this Agreement by the Parties.
“Signing Date” means the date on which the last Party to sign this Agreement does so.
“Software” has the meaning set forth in paragraph 13.1 of Schedule 16.

“Statements” has the meaning set forth in Clause 7.1.2.
“Subsidiary” means:
(a)	in respect of the Purchaser, any and all Persons with respect to which, now or hereafter, Knowles Electronics, LLC; or
(b)	in respect of the Seller, any and all Persons with respect to which, now or hereafter, Seller Parent, directly or indirectly, holds more than fifty percent (50%) of the nominal value of, or more than fifty percent (50%) of the voting power at general meetings, or has the power to appoint and to dismiss a majority of the directors or otherwise to direct the activities of such Person, or any other Person qualifying as a ‘subsidiary” as referred to in Section 2:24a Netherlands Civil Code, excluding in the case of Subsidiaries of the Seller or the Seller Parent, Trident Microsystems, Inc.
“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, excise, import, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction or otherwise) and in respect of any person as well as all penalties, fines, charges and interest relating thereto.
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation.
“Tax Liability” means any liability of any of the Group Entities to make an actual payment of (or in respect of) Tax.
“Tax Refund” has the meaning set forth in Paragraph 3 of Schedule 20.
“Tax Return” means any return, declaration, report or information return relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof.
“Tax Warranties” means Seller’s Warranties in Paragraph 11 of Schedule 16.
“Transaction” means the sale, purchase, assignment and transfer of the Shares pursuant to this Agreement.

“Transitional Services Agreement” means the transitional services agreement to be entered into by the Seller and the Purchaser attached hereto in agreed form as Schedule 13.
“Virtual Data Room” means the electronic data room created for purposes of the Transaction and maintained by Imprima Group.
“Working Capital” means, in relation to each Group Entity, the working capital of the Group Entity as at the Effective Time in accordance with the Accounting Principles Consistently Applied and consisting of the line items set forth in Schedule 9, as finally agreed between the Parties or determined in accordance with Clause 7.2 and Schedule 11, excluding any item to be included in calculating the Net Cash.
“Working Capital Adjustment” means, in relation to each Group Entity, the amount by which its Working Capital is greater than its Reference Working Capital (in which case such amount shall be expressed as a positive figure) or by which its Working Capital is less than its Reference Working Capital (in which case such amount shall be expressed as a negative figure) as set out in Clause 8.1.
“Working Capital Statement” has the meaning set forth in Clause 7.1.1.

Schedule 2 THE GROUP ENTITIES
1 NXP Semiconductors Austria GmbH

Registration Number:	FN 282889 p

Registered Office:	Gutheil-Schoder-Gasse 8-12, 1100 Wien

Date and place of incorporation:	23.09.2006, Vienna

Authorised share capital:	EUR 7,500,000

Paid in share capital:	EUR 7,500,000

Shareholders:	NXP B.V. (100%)

Shares held:	1 share in a nominal value of EUR 7.500.000

Directors:	Ernst Müllner, born 10.06.1954

Dr. Volker Graeger, born 29.08.1950

Arno Campostrini, born 07.07.1964
2 NXP Semiconductors Beijing Ltd

Registration Number:	110000410153239

Registered Office:	No.20 Tongji South Road, Beijing Economic-Technological Development Area, Beijing, People’s Republic of China

Date and place of incorporation:	22 November, 2000, Beijing

Registered capital:	USD 54,452,400

Shareholders and shares held:	NXP B.V. (100%)

Directors:	Mike Yeh

Ernst Muellner

David Siu Kee Kiang

Carlo van den Akker.

Schedule 4 CLOSING ACTIONS
1	Evidence of authority

1.1	Seller’s obligations
At Closing, the Seller shall deliver or make available to the Purchaser:
(a)	evidence of the due satisfaction of the Closing Conditions;
(b)	evidence that each of the Seller Parent and the Seller is authorised to sign this Agreement;
(c)	the Global Release Letter;
(d)	a certificate that, to the best of the Seller’s knowledge, all intra-group balances have been settled in accordance with Clause 5.3.1; and
(e)	a certificate that, to the best of the Seller’s knowledge, all intra-group agreements have been terminated or amended in accordance with Clause 5.3.2.
1.2	Purchaser’s obligations
At Closing, the Purchaser shall deliver or make available to the Seller:
(a)	evidence of the due satisfaction of the Closing Conditions;
(b)	evidence that each of the Purchaser Parent and the Purchaser is authorised to sign this Agreement.
2	Transfer of the Shares

2.1	General transfer obligations
At Closing, the Seller and the Purchaser shall take such steps as are required to transfer the Shares.
2.2	Specific transfer obligations
For the purposes of compliance with Paragraph 2.1, the Seller and the Purchaser shall do the following, in relation to the Group Entities incorporated in the jurisdictions listed below:
(a)	Austria: The Seller shall sell, assign and transfer the Austrian Shares to the Austrian Purchaser, the foregoing to be effected in accordance with terms of the Austrian Local Sale and Purchase Agreement.

(b)	China: The Seller shall sell and transfer the Chinese Shares to the Purchaser, the foregoing to be effected in accordance with terms of the China Equity Transfer Agreement.
3	Further obligations in addition to transfer
At Closing, the Seller shall deliver or make available to the Purchaser the following:
(a)	in each case where the said information is not in the possession or under the control of the Group Entities, the corporate books and records, including the shareholders” register and share certificates in respect of the Group Entities, and all other books and records required to be kept by Law by any Group Entity, all to the extent they are in the possession or under the control of any member of the Seller’s Group (excluding the Group Entities); and
(b)	in each case where the information is not otherwise already in the possession or under the control of the Group Entities at Closing, such other books and records in the possession or under the control of the Seller or relevant other member of the Seller’s Group (excluding the Group Entities) relating exclusively to the Group Entities save for books, records and other information which such member of the Seller’s Group is required by Law to retain.
4	Ancillary Agreements
At Closing, each of the Parties shall, and shall procure that the relevant members of the Seller’s Group and the Purchaser’s Group, as the case may, and/or the relevant Group Entities, shall, enter into the following Ancillary Agreements:
(a)	the Intellectual Property Transfer and License Agreement, the agreed form of which is attached as Schedule 12;
(b)	the Transitional Services Agreement, the agreed form of which is attached as Schedule 13;
(c)	the binding term sheet for product category 1: smart speaker drivers, substantially in the form attached hereto as Schedule 21 (Part 1);
(d)	the binding term sheet for product category 2B: AGC- based MMDs for K&S, substantially in the form attached hereto as Schedule 21(Part 2);

(e)	the Commercial Agreement for product category 2A: MMDs for group MEMS microphone components; and
(f)	the binding term sheet for produce category 3: optical joystick for KFS substantially in the form attached here to as Schedule 21 (Part 3).

Schedule 7 ALLOCATION OF (INITIAL) PURCHASE PRICE
1. Initial Purchase Price
The allocation of the Initial Purchase Price shall be agreed between the Parties prior to Closing. The shares in NXP Austria shall have a value of at least USD 693,000,000 (six hundred and ninety three million United States Dollars):
2. Allocation of (Initial) Purchase Price
(f)	The (Initial) Purchase Price shall be allocated as follows in respect of each Group Entity:
(a)	its Initial Purchase Price as agreed pursuant to Paragraph 1 of this Schedule; plus
(b)	the Net Cash of the relevant Group Entity; plus
(c)	the Working Capital Adjustment of the relevant Group Entity.

Schedule 8 RETAINED INTRA-GROUP AGREEMENTS
1.	To the extent necessary, the GSA Agreement between the Seller and NXP China, only insofar as it relates to the determination and payment to the Seller by NXP China of the relevant amounts owed thereunder in respect of services rendered prior to Closing.

Schedule 11 REPORTING ACCOUNTANTS
1	Reporting Accountants
1.1	The Reporting Accountants shall be engaged jointly by the Seller and the Purchaser on the terms set out in Paragraph 1 of this Schedule 11 and otherwise on such terms as shall be agreed; provided that neither the Seller nor the Purchaser shall unreasonably refuse their agreement to terms proposed by the Reporting Accountants or by the Purchaser or the Seller, as the case may be. If the terms of engagement of the Reporting Accountants have not been settled within thirty (30) Business Days of their identity having been determined (or such longer period as the Seller and the Purchaser may agree) then, unless the Seller or the Purchaser unreasonably refuses agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

1.2	Except to the extent that the Seller and the Purchaser mutually agree otherwise, the Reporting Accountants shall determine their own procedure; provided that the Reporting Accountants:
(a)	apart from procedural matters and as otherwise set out in the Agreement, shall determine only whether any of the arguments for an alteration to the draft Statements put forward in the notice referred to in Clause 7.2 is correct with respect to the application of the Accounting Principles Consistently Applied in whole or in part; and if so, what alterations should be made to the Statements in order to correct the relevant inaccuracy in it;

(b)	shall apply the principles set out in Clause 7;

(c)	shall make their determination as soon as is reasonably practicable.
1.3	The procedures of the Reporting Accountants shall:
(a)	give the Seller and the Purchaser a reasonable opportunity to make written representations to them;

(b)	require that each of the Seller and the Purchaser supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants; and

(c)	permit each Party to be present while oral submissions are being made to the Reporting Accountants.

1.4	For the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

1.5	The determination of the Reporting Accountants shall:
(a)	be made in writing and made available for collection by the Seller and the Purchaser at the offices of the Reporting Accountants or by mail at such time as they shall determine; and

(b)	unless otherwise agreed by the Sellers and the Purchaser, include reasons for each relevant determination.
1.6	The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their competence shall be final and binding (bindend advies) on the Seller and the Purchaser, save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation, their determination shall be deemed to be incorporated into the draft Statements.

1.7	The expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination or, failing such direction equally between the Purchaser, on the one hand, and the Seller, on the other hand.

1.8	The Seller and the Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser shall keep up-to-date all books and records relating to the Group, subject to reasonable notice and confidentiality arrangements, and shall make available to one another’s representatives and accountants and the Reporting Accountants all books and records relating to the Group during normal office hours during the period from the appointment of the Reporting Accountants to the making of the relevant determination.

1.9	Each Party shall, and shall procure that its accountants and the other advisers and the Reporting Accountants shall, keep all information and documents provided to them pursuant to this Schedule 11 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the draft Net Cash Statement, Working Capital Statement, proceedings of the Reporting Accountants.

Schedule 12 INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT

Confidential Treatment Request — Pages where confidential treatment has been requested are stamped “Confidential Treatment Requested.” The redacted materials have been separately filed with the SEC; the appropriate section has been marked at the appropriate place with a “*.”
Intellectual Property Transfer and License Agreement
Relating to
THE SOUND SOLUTIONS BUSINESS OF NXP
between
NXP B.V.
NXP SEMICONDUCTORS BEIJING LIMITED
NXP SEMICONDUCTORS AUSTRIA GMBH
and
DOVER CORPORATION
Dated     22 December 2010

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INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT
THE UNDERSIGNED:
(1)	NXP B.V., a limited liability company incorporated in the Netherlands, with corporate seat in Eindhoven, the Netherlands, and address at High Tech Campus 60, 5656AG Eindhoven, the Netherlands (“Seller”),
and
(2)	NXP SEMICONDUCTORS BEIJING LIMITED, a limited liability company incorporated in the People’s Republic of China, and having its address at No 20 Tongji South Road, Beijing Economic-Technological Development Area, Beijing, People’s Republic of China, (“NXP China”),

(3)	NXP SEMICONDUCTORS AUSTRIA GMBH, a private limited company, incorporated under the laws of Austria, and having its address at Gutheil-Schoder-Gasse 8-12, 1100 Vienna, Austria, (“NXP Austria”),

(4)	DOVER CORPORATION, a corporation incorporated under the laws of the State of Delaware, USA, and having its address at 3005 Highland Parkway, Suite 200, Downers Grove Illinois, USA 60515, (“Dover”),
together also be referred to as “Parties” and each party individually as a “Party”, as the case may be,
WHEREAS:
(A)	The Seller holds all of the issued shares in the capital of NXP China (the “Chinese Shares”) and in the capital of NXP Austria (the “Austrian Shares”) (the Chinese Shares and the Austrian Shares together the “Shares”).

(B)	NXP China and NXP Austria (each a “Company” and jointly referred to as the “Group” or the “Companies”) together own and conduct the Business.

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(C)	The Seller and Knowles Electronics, LLC, together with their respective parents and Eff acht Beteiligungsverwaltung GmbH, entered into a sale and purchase agreement on 22 December 2010 for the sale and transfer of the Shares by the Seller to the Purchaser (the “SPA”).

(D)	By this Intellectual Property Transfer and License Agreement the Seller and the Group wish to set out the terms and conditions applicable to the assignment and licensing to the Group and its Affiliates of intellectual property relating to the Business at the Closing Date, relevant to the aforementioned sale of shares, in order to achieve that (each relevant Company of) the Group and its Affiliates shall acquire, by way of assignment or license, the benefit of rights used in the Business at the Closing Date, to the extent the Seller is able to grant such rights. Furthermore, the Parties wish to ensure that Seller’s remaining business activities do not infringe on the assigned intellectual property rights through a license-back of such rights.
IT IS AGREED AS FOLLOWS
1	DEFINITIONS

When used in this Agreement, the following capitalised terms shall have the meanings set forth below:

Agreement	This Intellectual Property Transfer and License Agreement (including all Annexes attached hereto), as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

A-Patents	The Patents that are listed in Annex A to this Agreement.

A2-Patents	The Patents that are listed in Annex B to this Agreement.

Affiliates	(a) In respect of the Group, any and all Persons with respect to which, now or hereafter, Dover; or

(b) in respect of the Seller, any and all Persons with respect to which, now or hereafter, Seller Parent,

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directly or indirectly, holds more than fifty percent (50%) of the nominal value of, or more than fifty percent (50%) of the voting power at general meetings, or has the power to appoint and to dismiss a majority of the directors or otherwise to direct the activities of such Person, or any other Person qualifying as a ‘subsidiary’ as referred to in Section 2:24a Netherlands Civil Code, excluding in the case of Affiliates of the Seller or the Seller Parent: (i) Trident Microsystems, Inc., and (ii) as of the Closing Date, the Group.

B-Patents	The Patents that are listed in Annex C to this Agreement.

B2-Patents	The Patents that are listed in Annex D to this Agreement.

Business	The meaning as ascribed thereto in the SPA.

Business Know-How	All Know-How owned by the Seller and/or its Affiliates, which is exclusively used within the Business immediately prior to the Closing Date.

Business Software	All software owned by the Seller and/or its Affiliates, which is exclusively used within the Business immediately prior to the Closing Date.

Closing Date	The meaning as ascribed thereto in the SPA.

Confidential Information	The meaning as ascribed thereto in Clause 12.

******	*******

******	*******

Domain Names	The Internet domain names and applications therefor listed in Annex E to this Agreement, including the registrations of such domain names.

Know-How	All technical and commercial information, data and documents of whatever nature, including drawings, specifications, photographs, samples, trade secrets, models, processes, procedures, libraries, manuals, reports and correspondence, including any copyright and/or database rights and other rights for the protection of know how as they may exist, but excluding any (right in) Software, Patents, trademarks, the Domain Names and any other intellectual property rights therein.

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NXP Know-How	All Know-How other than Business Know-How owned by the Seller and/or its Affiliates and which is used within the Business immediately prior to the Closing Date.

Patents	Patents, petty patents, design patents, provisionals, utility models and any applications therefor, including any divisionals, continuations (in part), re-examinations, renewals and re-issues thereof, in any country in the world, as well as any inventions described in invention disclosures.

Software	A code in any programming language contained in any format, including human and machine-readable format.

SPA	As defined in Recital (C).
Any capitalised term used in this Agreement but not defined shall have the same meaning as ascribed thereto in the SPA.

2	INTERPRETATION

2.1	References to persons

References to a person include any individual, company or partnership whether or not having separate legal personality and wherever incorporated or registered.

2.2	References to obligations
2.2.1	Any reference in this Agreement to an obligation of the Seller and/or its Affiliates shall be deemed to incorporate a reference to an obligation on the part of the Seller to procure that the relevant obligation is performed by the relevant Affiliates of the Seller, on and subject to the terms and conditions set out in this Agreement.

2.2.2	Any reference in this Agreement to an obligation of any member of the Group and/or its Affiliates, shall be deemed to incorporate a reference to an obligation on the part of the Group to procure that the relevant obligation is performed by the relevant member(s) of the Group and its Affiliates, subject to the terms and conditions set out in this Agreement.

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2.2.3	Any reference in this Agreement to an obligation of any member of the Group and/or its Affiliates, shall be deemed to incorporate a reference to an obligation on the part of the Group to impart such obligation on any of its or its Affiliates’ successors in interest.

2.2.4	Any reference in this Agreement to an obligation of any member of the Seller and/or its Affiliates, shall be deemed to incorporate a reference to an obligation on the part of the Seller to impart such obligation on any of its or its Affiliates’ successors in interest.
2.3	Legal Terms

In respect of any jurisdiction other than the Netherlands, a reference to any Netherlands legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

2.4	Other References
2.4.1	Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

2.4.2	Whenever used in this Agreement, the words “as of” shall be deemed to include the day or moment in time specified thereafter.

2.4.3	Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.
2.5	Drafting Party

No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision.

2.6	Headings and References

The clause and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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A reference in this Agreement to a Recital, Clause or Annex is to the relevant Recital to, Clause of or Annex to this Agreement.

2.7	Effective date

The rights and obligations of the Parties under this Agreement will not become effective until the Closing Date.

3	ASSIGNMENT OF A-PATENTS

3.1	Assignment and License Back
3.1.1	Subject to the terms and conditions of this Agreement, the Seller assigns and will procure its Affiliates to assign to the relevant member of the Purchaser’s Parent Group (the “Recipients”), effective as of the Closing Date, all of the Seller’s and — as applicable — the Affiliate’s rights, title and interest in and to the A-Patents.

3.1.2	Dover on behalf of the Purchaser’s Parent Group accepts, as of the Closing Date, the assignment of the A-Patents and hereby grants (and agrees to grant) and on behalf of the Recipients grants (and agrees to grant) to the Seller and its Affiliates, with effect from the transfer of the A-Patents to the Group, a non-exclusive, perpetual, non-transferable (except as set forth in Clause 16), irrevocable, world-wide, royalty-free, fully paid-up license, *******, under the A-Patents, to make, have made, use (in the broadest sense), sell and offer to sell, import and export, promote or commercialise in any other way products and services ********, which license is hereby accepted by the Seller.

3.1.3	*******

3.1.4	*******
3.2	Effectuation

The Seller shall, and shall cause its relevant Affiliates to, execute and deliver all files, assignments, and titles, evidence or authorisations as may be required to effect or to formalise the transfer of the A-Patents, and to assist the Group or Purchaser Parent’s Group entity in recording the A-Patents at the relevant patent registers in the name of the relevant Company of the Group or its designated Affiliate. For the purpose of the registration of the transfer of the legal title to the A-Patents as per Clause 3.1.1 hereof, the Seller and the relevant member of the Purchaser Parent’s Group shall sign a deed of transfer attached substantially in the form of Annex F effective as of the Closing Date.

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3.3	Cost of Assignment

The Group shall bear all costs related to the assignment and transfer of the A-Patents from the Seller to the Group pursuant to Clause 3.1.1 including registration thereof.

3.4	Other Costs

The Group shall bear all costs of prosecution and maintenance of the A-Patents arising after the Closing Date, including any remuneration payable to inventors in accordance with applicable national laws with respect to any of the A-Patents on and after the Closing Date, however, Seller shall be responsible for all costs and obligations under agreements existing as of the Closing Date between the inventors and Seller.

3.5	*******

*******

*******

3.6	No Pre-Closing Rights

It is confirmed that the Group does not acquire any rights accruing from ownership of the A-Patents prior to the Closing Date. Accordingly, the Group shall not have the right to (i) collect royalties with respect to the period up to the Closing Date, or to (ii) sue and to collect damages in respect of any act of infringement committed prior to the Closing Date. The Seller and its Affiliates shall not be obliged to take any action in relation to any third party for any act of infringement prior to the Closing Date.

4	LICENSE UNDER B-PATENTS

4.1	Subject to the terms and conditions of this Agreement, the Seller hereby grants, and shall cause its relevant Affiliates to grant, to the Group and its Affiliates, effective as of the Closing Date, a non-exclusive, perpetual, non-transferable (except as set forth in Clause 16 below), irrevocable, world-wide, royalty-free, fully paid-up license, under the B-Patents, to make, have made, use (in the broadest sense), sell and offer to sell, import and export, promote or commercialise in any other way products and product components ******, which license the Group hereby accepts.

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4.2	As to the “have made” rights listed in Clause 4.1 and ****, these rights are restricted to have products made by a third party solely for the use, sale or other disposal by the Group, subject to the condition that all relevant designs and specifications, including working drawings, for the manufacture of such products are owned and furnished by the Group, and said designs, specifications and working drawings are in sufficient detail, such that no modification by the manufacturer is required other than small adaptations to the production processes and standards normally used by the manufacturer, which changes the characteristics of the products only to a negligible extent.

4.3	******

4.4	******

5	OTHER LICENSES

Reference is made to the commercial agreements included as a Schedule to the SPA for other licenses (referred to therein as the C-Patent, D-Patent and E-Patent lists as attached to the commercial agreements) which under certain circumstances may be granted by the Seller to the Group and/or its Affiliates in the future.

6	********

6.1	********

6.2	********

6.3	*******

6.4	*******

6.5	*******

7	KNOW-HOW

7.1	License Back Business Know-How

Subject to the terms and conditions of this Agreement, the Group hereby grants (and agrees to grant) to the Seller and its Affiliates, effective as of the Closing Date, a non-exclusive, perpetual, non-transferable (except as set forth in Clause 16), irrevocable, world-wide, royalty-free, fully paid-up license, *******, under the Business Know-How, to make, have made, use (in the broadest sense), sell and offer to sell, import and export, promote or commercialise in any other way products and services, to the extent such Business Know-How is available to the Seller and/or its Affiliates outside the Business immediately prior to the Closing Date, *********, which license is hereby accepted by the Seller.

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7.2	License NXP Know-How

Subject to the terms and conditions of this Agreement, the Seller hereby grants to the Group and its Affiliates, effective as of the Closing Date, a non-exclusive, perpetual, non-transferable (except as set forth in Clause 16 below), irrevocable, world-wide, royalty-free, fully paid-up license, *********, under the NXP Know-How, to make, have made, use (in the broadest sense), sell and offer to sell, import and export, promote or commercialise in any other way products within the field of the Business.

8	SOFTWARE

8.1	License Back Business Software

Subject to the terms and conditions of this Agreement, the Group hereby grants (and agrees to grant) to the Seller and its Affiliates, effective as of the Closing Date, a non-exclusive, perpetual, non-transferable (except as set forth in Clause 16), irrevocable, world-wide, royalty-free, fully paid-up license, ********, under the Business Software, to distribute, display, reproduce, copy, perform, modify, use (in the broadest sense), prepare derivative works of and otherwise exploit such Business Software within the business of the Seller and its Affiliates, including the right to make, have made, use (in the broadest sense), sell and offer to sell, import and export, promote or commercialise in any other way products and services based thereon, to the extent such Business Software is available to the Seller and/or its Affiliates outside the Business immediately prior to the Closing Date, *********, which license is hereby accepted by the Seller.

9	DOMAIN NAMES

9.1	Assignment

Subject to the terms and conditions of this Agreement, the Seller hereby assigns to the relevant member of the Purchaser Parent’s Group and shall cause its Affiliates to assign all Domain Names, effective as of the Closing Date.

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9.2	Effectuation

The Seller shall, and shall cause its relevant Affiliates to, execute and deliver all files, assignments, and titles, evidence or authorisations as may be required to effect or to formalise the transfer of the Domain Names, and to assist the Group in recording the Domain Names at the relevant registers in the name of the relevant member of the Purchaser Parent’s Group or its designated Affiliate. For the purpose of the registration of the transfer of the legal title to the Domain Names as per Clause 9.1 hereof, the Seller and the Group shall sign a deed of transfer substantially in the form of Annex G effective as of the Closing Date.

9.3	Costs

The Group shall bear all costs related to the assignment and transfer of the Domain Names from the Seller to the Group pursuant to Clause 9.1 including registration thereof. The Group shall bear all costs of registration and maintenance of the Domain Names arising on and after the Closing Date.

10	PRIOR COMMITMENTS

10.1	In addition to the conditions expressly set forth elsewhere in this Agreement, all rights in or to any Patents, Know-How, Software or Domain Names granted to the Group and/or its Affiliates by assignment, license or otherwise under this Agreement, are subject to any and all prior commitments entered into prior to the Closing Date *******.

10.2	In addition to the conditions expressly set forth elsewhere in this Agreement, ******.

11	*********

*********

12	CONFIDENTIAL INFORMATION

In connection with the disentanglement and assignments to be performed and licenses to be granted by the Seller to the Group under this Agreement, the Seller and/or its Affiliates and the Purchaser Parent Group may disclose certain Confidential Information to each other. The Seller and the Purchaser Parent’s Group shall, and shall cause their Affiliates to, each maintain the confidentiality of such Confidential Information and shall not, and shall cause its Affiliates not to, use, disclose, or otherwise exploit any Confidential Information for any purpose not expressly authorised by this Agreement. For the purpose of this Agreement, the term “Confidential Information” as used herein shall mean all intellectual property licensed under this Agreement or any other data or information that is designated as confidential by the Seller or the Purchaser Parent’s Group. Notwithstanding the foregoing, Confidential Information shall not include information that (i) is publicly available or in the public domain at the time disclosed, or (ii) is or becomes publicly available or enters the public domain through no fault of the Purchaser Parent’s Group.

13

13	DISCLAIMER

Other than as represented and warranted in the SPA or otherwise agreed elsewhere in the SPA or this Agreement, the assignments made and licenses granted by the Seller and/or its Affiliates hereunder are on an “as is” basis and that the Seller does not make and hereby expressly disclaims any express, statutory or implied representation or warranty (including any warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement). The Parties acknowledge and agree that neither the Seller nor its Affiliates shall have any obligation under this Agreement to maintain, prosecute or file for any Patents, Know-How, Software or any other intellectual property rights, or to provide any upgrades or enhancements thereto to the Group and/or its Affiliates.

14	SPA

Any claim for a breach of any covenants or undertakings of the Seller and/or its Affiliates hereunder or of any of the representations and warranties contained in this Agreement (if any) shall only be enforceable against the Seller and/or its Affiliates in accordance with Clause 13 of the SPA, and liability, and limitations on such liability, in respect of any breach of such covenants, undertakings, representations and warranties shall be determined solely in accordance with the terms of the SPA.

15	TERMINATION

This Agreement may not be terminated by any Party after the Closing Date.

16	ASSIGNMENT AND ******

16.1	Save as explicitly provided otherwise in this Agreement, neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of all other Parties, which consent shall not be unreasonably withheld or delayed, except that each Party may transfer or assign its rights under this Agreement without the consent of the other Parties: (a) to one or more of its current Affiliates or an Affiliate created due to an internal reorganisation; or (b) to a third party merger partner or the purchaser in connection with a merger, consolidation or sale of all or substantially all of its stock directly or indirectly or assets or of any portions of its business to which this Agreement relates.

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16.2	Any license granted to a Party’s Affiliate hereunder will terminate on the date that Person ceases to be an Affiliate of such Party.

16.3	********

16.4	********

17	MISCELLANEOUS

17.1	No licenses are granted except those expressly granted under this Agreement. To the extent an expressly granted license under this Agreement includes the right to practice under one or more Patents that are part of the A-Patents or B-Patents, each such license includes not only Patents in existence as of the Closing Date that are part of the A-Patents and B-Patents, as the case may be, but also: (i) all subsequent divisions, continuations, continuations-in-part (but these only to the extent based on inventions existing as of the Closing Date), re-examinations, re-issues, provisionals, extensions and counterparts relating thereto; (ii) all Patents issuing after the Closing Date that arise from inventions first made, conceived or reduced to practice prior to the Closing Date that are part of the Business Know-How, Business Software, or NXP Know-How, as the case may be; and (iii) all Patent claims entitled to the benefit of a priority date from any of the foregoing Patents.

17.2	This Agreement contains the entire agreement between the Parties to this Agreement relating to the subject matter of this Agreement, to the exclusion of any terms implied by Law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties to this Agreement in relation to the matters dealt with in this Agreement.

17.3	Nothing contained in this Agreement shall be deemed or construed to constitute or create a partnership, association, joint venture or other agency between the Parties.

17.4	No variation of this Agreement shall be binding upon any Party unless made by a written instrument, signed by an authorised signatory of each of the Parties.

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17.5	Save as expressly otherwise stated, this Agreement does not contain any stipulation in favour of a third party (derdenbeding).

17.6	No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by or on behalf of the party entitled to make such waiver.

17.7	All notices or other communications hereunder shall be given in accordance with Clause 17.13 of the SPA.

17.8	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.9	The provisions of this Agreement that by their nature are intended to survive termination or expiration of this Agreement shall so survive.

17.10	Except as otherwise set forth herein or in the SPA, each Party shall pay its own legal, accounting and other expenses incidental to this Agreement and the consummation of the transactions contemplated thereby.

17.11	This Agreement and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and in accordance with the laws of the Netherlands, without regard to the conflict of laws principles thereof. Any action or proceeding in respect of any claim arising out of or related to this Agreement shall be solely conducted by the Seller and the Purchaser Parent’s Group in accordance with the procedure provided in Clause 18.2 of the SPA.

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AGREED AND SIGNED ON 22 DECEMBER 2010 BY:

NXP B.V.

By:	/s/ Ted Arnstein	/s/ Mark Hamersma

	Ted Arnstein	Mark Hamersma
Title:	Senior Vice President

NXP SEMICONDUCTORS BEIJING LIMITED

By:

Title:

NXP SEMICONDUCTORS AUSTRIA GMBH

By:

Title:

DOVER CORPORATION

By:	/s/ Peter Marshall

Peter Marshall
Title:	Proxy Holder

*******

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Schedule 14 EMPLOYEES
Part 1
1	Definitions
In this Schedule 14:
“Relevant Employees” has the meaning set out in Paragraph 3.1.

2	Employees employed by the Group Entities

2.1	The Employees employed by the Group Entities will remain employed by the Group Entities following the transfer of the Shares as contemplated by this Agreement.

3	Employees employed by a member of the Seller’s Group other than a Group Entity

3.1	The Employees falling within item (b) of the definition of Employees (“Relevant Employees”) will not transfer to the Purchaser or the Group as employees of NXP Austria or NXP China. The following shall apply in respect of the Relevant Employees that do not otherwise transfer by operation of relevant national laws:
(a)	The Purchaser shall, in sufficient time to allow proper contractual or statutory notice of termination of employment to be given to Relevant Employees or at such time as the Parties may agree but in any event not less than ten (10) Business Days prior to the date set in Clause 6.1 for Closing, make an offer to each Relevant Employee listed in Part 2 of this Schedule 14 (other than those under notice of termination of employment for whatever reason) to employ him or her under a new contract of employment commencing immediately after the Effective Time.

(b)	The offer of employment to be made by the Purchaser under Paragraph 3.1(a) shall be such that:
(i)	the provisions of the new employment contract shall be, as to the capacity and place in which the Relevant Employee concerned will be employed, and as to the other terms and conditions of his or her employment, as far as is practically achievable, unchanged and, when considered overall, no less favourable than the corresponding provisions of his or her contract of employment as existing immediately prior to the Effective Time; and

(ii)	the offer of employment provides that the Relevant Employee’s period of continuous service with the Seller’s Group shall be counted as continuous service with the Purchaser’s Group. Excepting where the Seller has, in accordance with normal national practice, made severance payments in respect of such period of continuous service.
(c)	The Seller’s Group shall terminate the employment of each Relevant Employee with effect from the moment after the Effective Time.
3.2	The Purchaser shall, in sufficient time to allow proper contractual or statutory notice of termination of employment to be given or at such time as the Parties may agree but in any event not less than ten (10) Business Days prior to the date set in Clause 6.1 for Closing, procure that a Subsidiary of the Purchaser incorporated in Germany makes the Employee currently employed by a Subsidiary of the Seller’s Group incorporated in Germany and involved in sales for the Business (the “German Employee”), an offer of employment on the same terms and in accordance with paragraph 3.1 as if the German Employee were a Relevant Employee that does not otherwise transfer by operation of relevant national laws.
4	Further provisions regarding Employees
4.1	The Seller and the Purchaser shall, where and to the extent required by the relevant local Law or custom, inform and consult with employees, trade unions, works councils or other employee representatives regarding the Transaction and/or regarding the offers of employment to be made pursuant to this Schedule 14 and shall fulfil any obligations to notify any statutory or other authority whatsoever about the Transaction.
4.2	Subject to Closing, the Purchaser shall be responsible for and shall indemnify and keep indemnified the Seller and, as an irrevocable third-party stipulation (onherroepelijk derdenbeding), each member of the Seller’s Group (excluding the Group), and the Seller shall in turn indemnify the Purchaser against any Losses which the indemnified Party incurs as a result of the indemnifying Party’s failure to consult and/or inform and/or notify in accordance with Paragraph 4.1.

Schedule 15 LONG-TERM BENEFIT ARRANGEMENTS
This Schedule describes how relevant material company pension and jubilee plans will transfer from the Seller to the Purchaser. In addition it explains why in some countries where a defined benefit pension plan exists no pension liabilities from the Seller will transfer. When a material pension liability will be assumed by the Purchaser’s Group, the Seller will provide a calculation of the liability including the assumptions that have been used for this.
Part 1
1	Introduction

1.3	The Seller will make all reasonable effort to procure that the disentanglement for Retirement Benefit Arrangements will be completed within forty (40) Business Days after the Closing Date (with the Effective Time as calculation date), unless specified otherwise or otherwise agreed between the Seller and the Purchaser.

1.4	In any country where the transfer/disentanglement process triggers an immediate cash payment to Employees in respect of accrued benefits in Retirement Benefit Arrangements and/or Jubilee Benefit Arrangements, this payment will be made by the Seller. After such payments the Purchaser will not be required to recognise service before Closing for benefit purposes, except if required by Law.

1.5	Except if required by law, Purchaser shall not be required to provide benefits with respect to service prior to Closing, where such benefits are funded and no transfer of liabilities and plan assets is made by the Seller or the Seller’s plans to Purchaser or Purchaser’s plans.

1.6	Where applicable, the provisions of Paragraphs 1.2 and 1.3 will prevail above the provisions in Paragraph 2.3.

1.7	In this Schedule 15 and as elsewhere used in this Agreement:
“Assumed Long-Term Benefits Liability” means the value as defined below in this paragraph 1.7 of Schedule 15 for the following benefit plans: a) the Defined Benefit pension plans of Austria and Korea listed in Schedule 15 Part 2 Section 2 and b) the Jubilee Plan of Austria listed in Schedule 15 Part 2 Section 3. The value of the Assumed Long-Term Benefits Liability for each plan for which a calculation is required equals the value of the Projected Benefit Obligation (PBO) and, in case of the Korean pension plan, the value of the Projected Benefit Obligation (PBO) less the fair value of assets of the Korean pension plan. The PBO and fair value of assets will be calculated at the Closing Date in accordance with US GAAP accounting standard topic 715 as consistently applied in Seller’s financial statement accounting policy.

“Jubilee Benefit Arrangements” means the arrangements and plans relating to jubilee benefits forming part of the Due Diligence Information, those material arrangements and plans being listed in Part 2 of this Schedule.
“Long-Term Benefit Arrangements” means Retirement Benefit Arrangements, and Jubilee Benefit Arrangements described in Part 2 respectively Section 2 and 3 of this Schedule.
“Retirement Benefit Arrangements” means the arrangements and plans relating to retirement benefits forming part of the Due Diligence Information, those material arrangements and plans being listed in Part 2 of this Schedule.
2	Separation of Long-Term Benefits Arrangements in individual countries
2.1	Material Long-Term Benefit Arrangements relating to the Business in relevant jurisdictions are set forth in Part 2 (Pension and Jubilee Plans) to this Schedule.
2.2	Disentanglement of Retirement Benefit Arrangements will be realised as follows:
2.2.1	Austria
(a)	In Austria all the Seller’s liabilities with respect to the Long-Term Benefit Arrangements are assumed by a member of the Purchaser’s Group. The structure of all Long-Term Benefit Arrangements will remain unchanged.

(b)	It will be the Purchaser’s responsibility to give note to the external providers of the Defined Contribution Retirement Plans (see Part 2 Section 1) of the transaction to ensure the continuation of those plans during three (3) months after the Closing Date. Costs in connection with this notification will be borne by the Purchaser.
2.2.2	China
In China, Seller has no Retirement Benefit Arrangement other than what is mandatory included in social security cost.
2.2.3	Korea
In Korea, unless the benefit obligations have been paid out by Seller at Closing, the defined benefit retirement scheme will continue with the current insurance company until three (3) months after the Closing Date and it will be Seller’s responsibility to obtain commitment from the insurance provider for the continuation of the scheme during these three (3) months under the current terms and conditions to enable

Purchaser to establish a successor contract in its own name. As per the Closing Date, all costs will be borne by Purchaser. After Purchaser establishes a successor contract in its own name, Seller will obtain a commitment from the current insurance company to transfer the amounts contributed to the schemes into a new contract in a timely manner. If the benefit obligations have been paid out by Seller at Closing, employees will transfer to Purchaser without seniority.

2.2.4	Taiwan

In Taiwan, the Seller will make severance payments to transferring Employees. Thus Employees will transfer to Purchaser without seniority. Both book reserved provisions and the external CTC fund will not transfer to Purchaser. Accrued rights will not transfer to Purchaser.

2.3	For arrangements that are (a) not listed in Part 2 but have been (or subsequently) identified through the disentanglement process; and/or, (b) not covered under Paragraph 2.2, the Seller and the Purchaser will separately agree on the disentanglement approach.

3	Assumed Long-Term Benefits Liability

3.4	Ultimately three (3) months after Closing, Seller will calculate, on the basis of Part 3, the Assumed Long-Term Benefits Liability amount. The provisions of Clause 8 shall further apply mutatis mutandis to the agreement on or determination by an expert of the Assumed Long-Term Benefits Liability amount.

Schedule 16 SELLER’S WARRANTIES
1	Incorporation, authority, corporate action

1.1	The Seller validly exists and is a company duly incorporated and registered under the laws of the Netherlands.

1.2	The Seller has the full power and authority to enter into and perform this Agreement and any other documents to be executed by the Seller under this Agreement, which, when executed, will constitute valid and binding obligations on the Seller, in accordance with their respective terms and conditions.

1.3	The Seller has taken or will have taken by the Closing Date all corporate action required by it to authorise it to perform its obligations pursuant to this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

1.4	The execution and performance of this Agreement by Seller does not violate any legal obligations of the Seller and is not subject to challenge by any third party on the basis of creditor protection laws.

1.5	No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of the Seller and / or Seller Parent and there are no circumstances that would require or justify the opening of or application for such proceedings.

1.6	There is no action, suit, investigation or other proceeding pending or threatened against or affecting the Seller before any court, arbitrator, governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or performance of this Agreement, and there are no circumstances likely to give rise to any of the foregoing.

2	Corporate information

2.1	The Shares and the Group Entities

2.1.1	The Seller is the sole legal and beneficial owner of the Chinese Shares.

2.1.2	The Chinese Shares comprise the whole of the issued share capital of NXP China, and have been properly and validly issued and are each fully paid.

2.1.3	The Seller is the sole legal and beneficial owner of the entire issued share capital of NXP Austria GmbH which has been properly and validly issued and fully paid.

2.1.4	No person (other than the Purchaser under this Agreement) has the right, or has claimed to have the right, whether exercisable now or in the future and whether contingent or not, to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Entity under any option, agreement or other arrangement.

2.1.5	At Closing, there will be no Encumbrances on any of the Shares (other than the rights of the Purchaser under this Agreement in respect of the Shares) and the Shares will transfer free of any Encumbrances.

2.1.6	All subscriptions for share capital and contributions into the Group Entities have been made in compliance with applicable laws and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions.

2.1.7	The Shares represent shareholder rights corresponding to their respective par value. At Closing, besides the Shares there will not exist any other equity interest or similar interest or debt interest granting a share in the profit/liquidation profit of any Group Entity or any influence in the shareholders meeting of any Group Entity.

2.1.8	There does not exist any shareholders’ resolution in respect of any Group Entity regarding the distribution of profits, profits carried forward or other reserves which has not been fully implemented.

2.1.9	The de-merger plan signed by Philips Austria GmbH dated September 1, 2006 was duly executed and is valid. Any request for the provision of securities pursuant to Section 15 para 5 of the Austrian De-Merger Act (if any) have been satisfied.

2.2	Existence

2.2.1	Each Group Entity is duly organised and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on the Business as being conducted.

2.2.2	No Group Entity is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

2.2.3	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Group Entity and, no events have occurred which, under applicable laws, would justify such proceedings.

2.2.4	No steps have been taken to enforce any security over any assets of any Group Entity and no event has occurred to give the right to enforce such security.

2.2.5	None of the Group Entities holds any equity interest or similar interest or debt interest in any legal entity.

2.2.6	No Group Entity is a party to any agreement relating to the acquisition or sale of, or an economically equivalent transaction involving, any equity interest or debt interests in other legal entities or any business or parts thereof, other than agreements where the material obligations have already been fully performed by all parties thereto and all remedy periods have already expired.

2.3	Constitutional documents, corporate registers and minute books

2.3.1	The constitutional documents of the Group Entities are true, complete and accurate and, so far as the Seller is aware, there have not been and are not any breaches by the Group Entities of their constitutional documents which will have a material adverse effect on the Business.

2.3.2	No unimplemented resolutions to amend these constitutional documents have been made, and no filings with any companies register (or with an equivalent corporate authority) in respect of any Group Entity are pending.

2.3.3	All material filings, publications, registrations and other formalities required by Law to be delivered or made by the Group Entities to company registries in each relevant jurisdiction (including, but not limited to the registration of branches) have been delivered or made on a timely basis.

3	Accounts

3.1	The Accounts (i) give in all material respects a true and fair view of the financial position of the Business as at the Accounts Date, and (ii) were prepared in accordance with the Accounting Principles Consistently Applied.

3.2	Except as disclosed in the Accounts, as per the Accounts Date no Group Entity has any material undisclosed liabilities of the type that should have been included in the Accounts in accordance with the Accounts Principles.

3.3	Since the Accounts Date up to the Signing Date, the Seller and the relevant members of the Seller’s Group have conducted the Business in the Ordinary Course of Business without any material interruption or material alteration in its nature, scope or manner.

3.4	The provisions in the Accounts in respect of existing product recall matters, including but not limited to the Samsung product recall matter, are sufficient to cover the costs relating to that matter. The term “costs” for the purposes of this Paragraph 3.5 shall mean those costs, relating to the product recall matters, which are required under the Accounting Principles to be provided for in the Accounts.

3.5	The books and accounting and other records of the Group Entities (i) are in all material respects up to date, accurate and complete with regard to details of the business activities of the Group Entities and of all matters to be recorded under applicable law and accounting rules, and (ii) have been maintained in accordance with applicable legal requirements on a proper and consistent basis. No notice or allegation that any books or accounting or other records are incorrect or should be rectified has been received by any Group Entity.

3.6	The Group Entities are not bound by any (joint and/or several) Guarantee in relation to any liability of the Seller or any other member of the Seller’s Group.

4	Assets

4.1	Properties

4.1.1	Schedule 23 contains a list of all material real property (the “Properties”) leased by any Group Entity at the Signing Date.

4.1.2	The Group Entities do not own any Properties and, do not hold any building rights or similar rights in respect of real property or buildings constructed thereon other than, for the avoidance of doubt, the leased Properties.

4.1.3	So far as the Seller is aware, there is no outstanding written notice or dispute involving the relevant Group Entity and any bona fide third party as to the occupation or use of any Property.

4.1.4	There is no outstanding written notice or dispute as to any contravention of the relevant planning or zoning legislation or regulations in relation to each Property which, if implemented or enforced, will have a material adverse effect on the business activities carried out at the Properties.

4.2	Leases
In respect of any Property leased by the Group Entities:
4.2.1	There is no subsisting breach of any covenant, condition or agreement contained in the lease under which the relevant Group Entity holds its interest in the Property, on the part of the relevant lessor or the Group Entity, which will have a material adverse effect on the business activities carried out at the Property;

4.2.2	All payments due under the lease agreements have been timely paid. None of the lease agreements is currently subject to a termination notice or challenge notice. In respect of none of these agreements has the delivery of such a termination notice or challenge notice been threatened. The execution and/or the performance of this Agreement will not entitle any of the other parties to terminate or to challenge or to alter any of these agreements or to increase the payments owed by a Group Entity under these agreements.

4.2.3	None of the Properties (including any buildings constructed thereon) leased by the Group Entities has suffered any material damage by fire or other casualty which has not been or will not prior to the Closing have been repaired and restored in all material respects, except for damage that would not, individually or in the aggregate, materially impair the conduct of the Group.

4.2.4	The leased Properties are adequate to conduct the business of the respective Group Entity as conducted as at the Signing Date.

4.2.5	NXP China has complied with all its obligations under the lease agreement with Beijing Economic-Technological Investment & Development Cooperation dated September 15, 2009 and is entitled to continue to enjoy the rent concessions thereunder in accordance with its terms.

4.3	Ownership of assets
Each of those assets which are used by the Group Entities and are material to the Business of the Group, other than intellectual property rights, which shall be treated in accordance with the provisions of the Intellectual Property Transfer and Licence Agreement, the Properties and any assets disposed of or realised in the Ordinary Course of Business:
(a)	is legally and beneficially owned by the relevant Group Entity, except for assets which are subject to hire-purchase or lease arrangements where the hire-purchase or lease payments do not exceed USD 10,000 (ten thousand United States dollars) per year;

(b)	is, where capable of possession, in the possession or under the control of the relevant Group Entity; and

(c)	is free from Encumbrances, except for Permitted Encumbrances.
4.4	Plant and machinery and other fixed assets
The plant and machinery, vehicles and other equipment owned or used by the Group Entities material to the Business as at Signing are in satisfactory working order having regard to their age and use, have been adequately maintained where such maintenance is usually required, and are not obsolete.
4.5	Sufficiency of assets
The assets owned, leased or otherwise used by the Group Entities comprise all the assets used in the carrying on of the Business substantially in the manner in and to the extent to which they are conducted as at the Date of this Agreement.

5	Information technology

5.1	Each Group Entity owns or leases and/or holds valid licenses to all computer and network hardware and material software (“Information Technology”) (i) which is used by such Group Entity to conduct the Business and (ii) which has the capacity and performance necessary to adequately meet the requirements of the Group.

5.2	In the twelve (12) months prior to the Signing Date, there have been no material failures, material data losses or material breakdowns of any computer hardware or software, or other computer or communication systems, used or licensed in relation to the Business.

5.3	To the extent the Information Technology is subject to a lease or license agreement, such lease or license agreement is in full force and effect. The execution and/or the performance of this Agreement will not entitle any of the other parties to terminate or to challenge or to alter any of these agreements.

6	Contracts and agreements

6.1	Contracts

6.1.1	No Group Entity is a party to or subject to any contract or obligation which is material to the Business as conducted at Signing and which is not in the Ordinary Course of Business and/or not on an arm’s length basis.

6.1.2	All contracts which are material, and exclusively related, to the Business as conducted at Signing Date that have not been signed by a Group Entity but by a company affiliated with the Group Entities will, as at Closing, have been duly assigned to the benefit of a Group Entity.

6.2	Agreements with connected parties

6.2.1	There are no existing contracts between, on the one hand, a Group Entity and, on the other hand, any member of the Seller’s Group (excluding the Group Entities) other than on arm’s length terms in the Ordinary Course of Business.

6.2.2	No Group Entity is party to any contract material to the Business as conducted at Signing, with any current or former employee, director or officer of any such Group Entity or any person connected (as defined by Law in the relevant jurisdiction) with any of such persons, other than on arm’s length terms terms in the Ordinary Course of Business.

6.3	Compliance with agreements

6.3.1	All the contracts material to the Business as conducted at Signing to which any of the Group Entities is a party, including but not limited to the GSA Agreements, contain valid and binding obligations of the relevant Group Entity and the terms thereof are at arm’s length and have been complied with in all material respects by the relevant Group Entity and, so far as the Seller is aware, by any other party to such contracts. No written notice of termination or of intention to terminate has been received by a member of the Seller’s Group in respect of any such contracts.

6.4	Effect of Transaction
There are no express provisions in any contract to which any Group Entity is a party which shall give any third party the right to terminate or amend that contract as a result of the Transaction.
7	Employees and employee benefits

7.1	Employees and terms of employment

7.1.1	Schedule 21 contains an anonymous, correct and complete list of the Employees, including in respect of each Employee, their department and their function.

7.1.2	The Group Entities have complied in all material respects with its obligations under the relevant Laws and regulations concerning the performance of employment agreements, payment of salary and overtime salary to its employees.

7.1.3	There are no existing service or other agreements or contracts between NXP China and any of its non-PRC national employees which contain a change of control provision such that the agreements or contracts may be terminated upon completion of the transaction contemplated under the Agreement.

7.1.4	All collective agreements (including shop agreements — Betriebsvereinbarungen) that relate to employees in Austria have been provided to the Purchaser in the Data Room under the heading “Chapter 2.5”.

7.2	Termination of employment
7.2.1	Neither the Seller nor any member of the Seller’s Group has received any written notice of resignation from any member of the management team (executive employee) conducting the Business in the six (6) months prior to the date hereof or any employee material to the Business (“Key Employees”).
7.2.2	No circumstances exist which give any key employee a special right to terminate or modify the respective employment agreement. The execution or performance of this Agreement or the transactions contemplated therein do not trigger any termination rights of any Key Employee
7.3	Industrial and Employment Disputes
7.3.1	No Group Entity has been during the last 3 years prior to the Signing Date involved in any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing employees or former Employee of any Group Entity or any proceedings alleging a material violation of labor law.
7.3.2	In the last three years prior to the Signing Date the Group Entities have not experienced any disputes with any authorities (in particular regarding employee health protection matters, disabled persons and repayment duties) or any strike or labour interruption.
7.4	Bonus and other profit-related schemes
The Data Room contains all details of the rules and other documentation relating to all share incentive, share options, profit-sharing, bonus and other incentive arrangements in respect of any Employees. None of the Group Entities are liable for any bonus payments and payments under other incentive arrangements for periods ending prior to or on December 31, 2010.
7.5	Retirement Benefit Arrangements
7.5.1	The Data Room contains details of all material [Retirement] Benefit Arrangements, except for arrangements to which any of the Group Entities contributes in compliance with any Law.
7.5.2	So far as the Seller is aware, the Retirement Benefit Arrangements are in compliance with their terms and with the Law and government Taxation or funding requirements in all material respects.

8	Legal compliance
8.1	Licenses and consents
All licences, permits, consents, authorisations, certificates and registrations material to the Business (the “Permits”) have been obtained, are in force and, are being complied with in all material respects. The Seller is not aware of any reason why any of them will be suspended or revoked.
8.2	Compliance with law
8.2.1	So far as the Seller is aware, the Group Entities are and within the last three (3) years prior to the Date of this Agreement have been in compliance in all material respects with (i) the Permits (including without limitation any ancillary provisions thereto); (ii) applicable laws governing these Permits; and (iii) orders, decrees or rulings of, or restrictions imposed by, any court or authority in connection with such Permits.
8.2.2	Neither the Seller nor any member of the Seller’s Group has received any written notice during the twenty four (24) months prior to the Signing Date from any Governmental Authority with respect to a material violation and/or failure to comply with any applicable law, or requiring it to take or omit any action which could have a material adverse effect on the Group or the Business.
8.3	So far as the Seller is aware, none of the Group Entities nor any Person acting for or on behalf of any Group Entity has directly or indirectly paid, offered, given, promised to pay, or authorized the payment of any money or anything of value to any Person acting for or on behalf of any Governmental Authority or any political party or official thereof. None of the Group Entities nor directors, officers, employees, consultants, agents or other representatives acting for or on behalf of any Group Entity (nor any Person acting on behalf of any of the foregoing) has violated or is in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), any other applicable Law of similar effect, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any applicable Laws prohibiting commercial bribery.
8.4	Since December 31, 2005, (i) none of the Group Entities has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable Laws and (ii) no Governmental Authority has send notice to the Seller that it initiated, or so far as the Seller is aware, threatened to initiate, a Proceeding against any Group Entity nor any of its respective directors, officers, consultants, employees, agents or other representatives asserting that such Group Entity is not in compliance with any export or import Laws or the FCPA or any other applicable Law of similar effect.
8.5	Since December 31, 2005, all exports, re-exports, sales or transfers of products or services of each Group Entity have been effected in accordance with all applicable Laws, including customs, export control, trade sanctions, anti-terrorism and anti-boycott Laws of the United States, Austria, the PRC or any other relevant jurisdiction. All products shipped by a Group Entity have been accurately marked, labelled and transported in all material respects in accordance with applicable Laws.
8.6	So far as the Seller is aware, none of the Group Entities nor any of their respective directors and officers, nor employees, consultants, agents or other representatives acting for or on behalf of any Group Entity (nor any Person acting on behalf of any of the foregoing) has violated or is in violation of any Anti-Money Laundering Laws. As used in this clause, “Anti-Money Laundering Laws” means all applicable regulations regarding anti-money laundering.
9	Environment
9.1	For the purposes of this Paragraph 9:
“Environment” means any or all of the following media (alone or in combination): air; water (including water underground or in the soil); soil and land and any ecological systems and living organisms supported by these media;
“Environmental Authority” means any Governmental Authority having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;
“Environmental Law” means all Law of any relevant jurisdiction in force at Signing whose purpose is to protect or prevent pollution of the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances;
“Environmental Permit” means any licence, permit, consent, authorisation, certificate, registration and exemption which is issued, granted or required under Environmental Law which is material to the Business as at Signing;
“Hazardous Substances” means, to the extent regulated by the Environmental Authority, any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person; and

“Relevant Period” means the period commencing four (4) years preceding the Signing Date.
9.2	So far as the Seller is aware, the Group Entities are conducting and, during the Relevant Period, have conducted, the business activities of the Group in full compliance with Environmental Law. In particular, there has not been and is no release of any Hazardous Substances at, on, under, in, to, or from any of the Properties, except in compliance with applicable environmental laws and the Group entities are not otherwise liable for any such releases.
9.3	There are no underground storage tanks presently located at the Properties.
9.4	There is no asbestos or asbestos-containing material located at, on, under or in the Properties.
9.5	All Environmental Permits have been obtained, are in force and, have been complied with in all material respects during the Relevant Period.
9.6	No Group Entity has received any written notice during the Relevant Period of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to a contravention of Environmental Law or Environmental Permits.
9.7	No Group Entity has received written notice during the Relevant Period that:
(a)	an environmental Authority is intending to revoke or suspend any Environmental Permits; or
(b)	any amendment to any Environmental Permit is required to enable the continued operation of the business activities of the Group. or
(c)	a person is alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to the presence, release or threatened release of any hazardous substances at, on, under, in, to or from the Properties or from any other property or from or attributable to any Property.

10	Litigation
10.1	The Group is not involved, whether as claimant or defendant or other party, in any claim, proceeding, litigation, prosecution, investigation, criminal proceeding, enquiry or arbitration, either before court or an arbitration tribunal (other than as claimant in the collection of debts arising in the ordinary course of its business) which is material to the Business as at Signing.
10.2	So far as the Seller is aware, no such claim, proceedings, litigation, prosecution, investigation, enquiry or arbitration of material importance to the Business is threatened against the Business as at the date hereof.
11	Tax
11.1	Each Group Entity has completely and timely filed in accordance with applicable Law all Tax Returns with the competent Tax Authorities and these Tax Returns are correct in all material respects and are not misleading. Each Group Entity has given or delivered within the requisite periods to the competent Tax Authorities all documents and information required in relation to Taxes. All these documents and information are up-to-date, correct and not misleading and have been prepared in accordance with applicable Laws.
11.2	All Taxes to be paid or withheld and remitted by any Group Entity have been duly paid or withheld and remitted to the appropriate Tax Authority.
11.3	No Group Entity is involved in any current dispute with any Tax Authority. No Group Entity is currently subject to any audit by any Tax Authority. To the best of Seller’s knowledge, no legal proceeding has been threatened, formally or informally, against or with respect to any Group Entity regarding Taxes.
11.4	Each Group Entity is and has at all times been resident for Tax purposes in the country stated in Schedule 2 and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).
11.5	No adjustment for any amount of Tax has been asserted or assessed, formally or informally, by a Tax Authority against any Group Entity, the amount of which is still outstanding, no Group Entity reasonably expects that any such adjustment, assertion or assessment of Tax liability will be made, and no basis for any such adjustment, assertion or assessment exists.
11.6	There are no requests for rulings or determinations in respect of any Tax pending between any Group Entity and any Tax Authority.
11.7	No Group Entity has any outstanding claims for any Tax refunds.

11.8	No Group Entity or any Person on behalf of an Group Entity, other than by operation of Law, has consented to extend the time in which any Tax may be assessed or collected by any Tax Authority.
11.9	No Group Entity has been a member of a group filing a Tax Return on an affiliated basis.
11.10	No Group Entity is a member of any partnership or joint venture or is the holder of any beneficial interest in a trust.
11.11	No claim, notice or inquiry has ever been made against any Group Entity by a Tax Authority in a jurisdiction where such Group Entity does not file Tax Returns that it or any other Group Entity is or may be subject to Taxes assessed by such jurisdiction or obligated to file a Tax Return in such jurisdiction.
11.12	No Group Entity has made a Tax election or entered into a contract with respect to Taxes with any Tax Authority (including a gain recognition agreement).
11.13	There are no liens for Taxes on any of the assets of any Group Entity.
11.14	All transactions before the Closing Date between Group Entities and between Group Entities and the Seller’s Group have been conducted on an arm’s length basis.
11.15	Each Group Entity has complied with all transfer pricing rules that are relevant and all documentation required by relevant transfer pricing laws have been timely prepared.
11.16	No Group Entity has entered into, or been a party to, a transaction or arrangement which contravenes (or would have contravened had a Tax Authority known about the transaction or arrangement) an anti-avoidance provision, general or otherwise, of any Tax Law.
11.17	None of the Group Companies have made any disguised distributions. The Seller has not made disguised contributions in kind.
12	Insurance
12.1	All material policies of insurance maintained as of the date of this Agreement with respect to the Business are listed in the Virtual Data Room.
12.2	In respect of the insurance policies referred to in Paragraph 12.1, all premiums have been duly paid to date and, so far as the Seller is aware, no member of the Seller’s Group has received any notification that any such insurance policy is not valid or enforceable.

12.3	Details of all paid and outstanding insurance claims in excess of the applicable policy deductibles made during the two (2) years prior to the date of this Agreement in relation to the Business are contained in the Virtual Data Room.
13	Intellectual Property
13.1	For the purposes of this paragraph 13:
“A-Patents” means the Patents that are listed in Annex A to the Intellectual Property Transfer and License Agreement;
“B-Patents” means the Patents that are listed in Annex C to the Intellectual Property Transfer and License Agreement;
“Domain Names” means the Internet domain names and applications therefor listed in Annex E to the Intellectual Property Transfer and License Agreement, including the registrations of such domain names;
“Know-How” means all technical and commercial information, data and documents of whatever nature, including drawings, specifications, photographs, samples, trade secrets, models, processes, procedures, libraries, manuals, reports and correspondence, including any copyright and/or database rights and other rights for the protection of know how as they may exist, but excluding any (right in) Software, Patents, trademarks, the Domain Names and any other intellectual property rights therein;
“Office Action” means actions of the relevant jurisdiction’s patent office or other governmental intellectual property office received in the ordinary course of prosecution of Patents.
“Patents” means patents, petty patents, design patents, provisionals, utility models and any applications therefor, including any divisionals, continuations (in part), re-examinations, renewals and re-issues thereof, in any country in the world, as well as any inventions described in invention disclosures.
“Software” means a code in any programming language contained in any format, including human and machine-readable format.
“Licensed-In Third Party IP” means the Patents, Know-How or other intellectual property licensed to the Seller and/or its Subsidiaries from third parties, the contracts for which are identified in Schedule 28.

“Licensed-Out NXP Patents” means the Patents licensed from the Seller and/or its Subsidiaries to third parties, the contracts for which are identified in Schedule 29.
13.2	The Seller represents and warrants that it has full title to assign and grant the licences under the Patents (except as indicated in Annex A, B, C or D of the Intellectual Property Transfer and License Agreement, as applicable) and Know-How as assigned and licensed to the Group under the Intellectual Property Transfer and License Agreement.
13.3	The Seller represents and warrants that the A-Patents and B-Patents (i) (with the exception of applications and invention disclosures) are in full force and effect, (ii) (with the exception of invention disclosures) have been properly maintained, and (iii) (with the exception of applications and invention disclosures) to the best of Seller’s knowledge, are valid and enforceable.
13.4	The Seller represents and warrants that, except for any Office Action, no administrative action, lawsuit, arbitration proceeding or similar action has been brought or threatened in writing against the Seller and no unresolved claim received from any third party in writing exists, concerning the ownership, validity or enforceability of any of the A-Patents or B-Patents.
13.5	The Seller represents and warrants that it has not granted licenses with regard to the A-Patents or B-Patents that would prohibit or limit the Group from exercising the rights granted to it with respect thereto under the Intellectual Property Transfer and License Agreement.
13.6	*****
13.7	The Seller represents and warrants that the A-Patents, A2-Patents, B-Patents and B2-Patents together include all of the Patents owned by the Seller and/or its Subsidiaries that (i) are used in the ordinary conduct of the Business (excluding, for the avoidance of doubt, semiconductor integrated circuits) as presently conducted by the Seller and/or its Subsidiaries, including without limitation the making, using, offering to sell and selling of products and *****

13.8	The Seller represents and warrants that other than (x) the Licensed-In Third Party IP, (y) any Patents, Know-How or other intellectual property licensed in pursuant to any contract to which a Group Entity is a party, and (z) purchased off-the-shelf items or items licensed by shrink-wrap or click-wrap licences: (i) there are no Patents, Know-How or other intellectual property licensed by the Seller and/or its Subsidiaries from third parties and used in the ordinary conduct of the Business (excluding, for the avoidance of doubt, semiconductor integrated circuits) as presently conducted by the Seller and/or its Subsidiaries, including without limitation the making, using, offering to sell and selling of products, and *****
13.9	The Seller represents and warrants that no payment is due and owing under any licences granted to the Group or the Seller within the field of the Business, pursuant to the Licensed-In Third Party IP.
13.10	The Seller represents and warrants that (i) during the three (3) years preceding the date hereof, it has not received a written notification from any third party claiming or asserting that the ordinary conduct of the Business (excluding, for the avoidance of doubt, semiconductor integrated circuits) as presently conducted by the Seller and/or its Subsidiaries, including without limitation the making, using, offering to sell and selling of products, infringes upon any Patent or Know-How rights of any third party, and (ii) to its knowledge, the ordinary conduct of the Business (excluding, for the avoidance of doubt, semiconductor integrated circuits) as presently conducted by the Seller and/or its Subsidiaries, including without limitation the making, using, offering to sell and selling of products, does not infringe upon any Patent or Know-How rights of any third party, and *****

14	Product quality
14.1	So far as the Seller is aware, no Group Entity has any Liability (and no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, sold, leased, delivered or distributed by any Group Entity. So far as the Seller is aware, the products designed, manufactured, sold, leased, delivered or distributed and the services rendered by the Group Entities prior to the Closing Date do not suffer from any defects which give or could give rise to any material product liability or warranty claims and no such claims against any Group Entities have been threatened or raised or are outstanding or were settled in the past. So far as the Seller is aware, all these products and services comply with the regulations applicable to these products and services in the territories where such products and/or services are designed, manufactured, sold, leased, delivered or otherwise distributed or provided.

Schedule 18 PURCHASER’S WARRANTIES
1	Incorporation, authority, corporate action

1.2	The Purchaser validly exists and is a company duly organized under the law of its jurisdiction of incorporation. The Austrian Purchaser validly exists and is a company duly organized under the law of its jurisdiction of incorporation.

1.3	The Purchaser and the Austrian Purchaser have the full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement, which, when executed, and assuming due execution by the other parties hereto, will constitute valid and binding obligations of the Purchaser and the Austrian Purchaser in accordance with their respective terms, subject to mandatory provisions of applicable law.

1.4	The Purchaser and the Austrian Purchaser have taken all corporate actions required by each of them to authorise it to enter into and to perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.
2	Financing
2.5	The Purchaser and the Austrian Purchaser have and will have at the Closing Date sufficient funds to effect the payments due by it at the Closing Date and to pay for all other transactions and fulfil all of its obligations as contemplated by this Agreement. The performance of any obligation by the Purchaser and the Austrian Purchaser under this Agreement is not subject to any third party financing commitments or arrangements.
3	Non-contravention
3.1	The execution and performance by the Purchaser and the Austrian Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the charter, articles of association or other organizational documents of the Purchaser or of the Austrian Purchaser and (ii) violate or result in a breach of or constitute a default under any law, order, decree or other restriction of any Governmental Authority to which the Purchaser or the Austrian Purchaser is subject, other than in the cases of clause (ii) any violation, breach or default which would not impair or delay the Purchaser’s or the Austrian Purchaser’s ability to perform its obligations hereunder.

Schedule 20 TAX INDEMNITY
1	Definitions
In this Schedule:
“Event” means any transaction, event, act or omission;
“Pre-Closing Tax Period” means any Tax period ending on or before the Effective Time and the portion of any Straddle Tax Period through the end of the Effective Time.
“Purchasers’ Tax Group” means any of the Purchasers and any other company or companies which either are or become after the Closing Date treated as members of the same group as, or otherwise connected or associated in any way with, any of the Purchasers for any Tax purpose;
“Relief” means any relief, allowance, amortisation, depreciation, credit, deduction, exemption, set-off or other relief of a similar nature granted or available in relation to Tax and any repayment or right to repayment of Tax; and
“Straddle Tax Period” means any period of account for Tax purposes which commences prior to the Effective Time and ends after the Effective Time.
2	Tax indemnity
2.1	The Seller shall indemnify the Purchaser for an amount equal to:
(i)	any Tax Liability which arises for the Purchaser and/or any of the Group Entities in respect of any Event arising in or allocable to a Pre-Closing Tax Period; ;

(ii)	any Tax Liability which arises in respect of or with reference to any income, profits or gains which were earned, accrued, received or allocable to a Pre-Closing Tax Period ;

(iii)	the loss, non-availability or reduction of any Relief or refund that is reflected or included in the Statements or Accounts (“Tax Asset”), or the utilization or set-off of such Tax Asset where such utilization or set-off reduces any Taxes described in (i) and (ii); or

(iv)	any withholding Tax imposed on Purchaser with respect to the transfer of the Chinese Shares from Seller to Purchaser.

For purposes of determining Seller’s indemnity under this Paragraph 2.1, any gain, income, deduction or loss relating to, arising from or attributable to the Austrian Carveout shall be allocated to the Pre-Closing Tax Period.
2.2	In the case of any Straddle Tax Period, the amount of any Taxes based on or measured by income or receipts of any Group Entity for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business at the Effective Time and the amount of other Taxes of any Group Entity for a Straddle Tax Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Effective Time and the denominator of which is the number of days in such Straddle Tax Period.
2.3	If the facts underlying a matter would constitute a breach of any Tax Warranty in this Agreement and in addition would be indemnified under Paragraph 2.1, any indemnification obligations for a claim arising from such breach shall be determined pursuant to Seller’s indemnification obligations under Paragraph 2.1 without any duplication of recovery.
2.4	The covenant contained in Paragraph 2.1 shall not cover any Tax Liability to the extent that:
(a)	any allowance, provision or reserve is made in the Working Capital Statement, the Net Cash Statement, or in the Accounts (and not released prior to the Effective Time) provided that allowances, provisions or reserves for Taxes, except for payroll related Taxes and VAT related Taxes in the Ordinary Course of Business shall not reduce the Seller’s liabilities for such amounts; or
(b)	the Tax Liability arises or is increased as a result of any change, after the Effective Time, in Tax rates or the passing of or any change in Law or generally accepted accounting practice, regulation, directive or requirement or any withdrawal of any extra-statutory concession by a Tax Authority; or
(c)	the Tax Liability would not have arisen but for, or is increased by, an Event (including a failure or omission to make any claim for Relief) carried out or effected by any member of the Purchasers’ Tax Group, including directors, employees, advisors, agents or successors in title, at any time after the Effective Time, other than any such transaction, action or omission carried out or effected by the Group Entity or a member of the Purchasers’ Tax Group:

(i)	under a legally binding commitment created on or before the Effective Time; or

(ii)	at the specific written request or direction of the Seller; or

(iii)	pursuant to an obligation imposed on any of the Group Entities by any Law, regulation or directive or the published practice of any Tax Authority; or
(d)	notice of a claim in respect of the Tax Liability is delivered by the Purchaser to the Seller after expiry of the statutory limitation period applicable in the relevant jurisdiction to make a timely objection or appeal to the Tax matter giving rise to such claim in accordance with Clause 13.1 of this Agreement, the foregoing without detracting from Purchaser’s notification obligations under Clauses 13.1 and 13.2 of this Agreement; or
(e)	the Tax Liability arises as a result of any change after the Effective Time in any accounting policy (including the length of any accounting period for Tax purposes) or any Tax or accounting basis, method or practice of any of the Group Entities introduced or having effect after the Effective Time, other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to the relevant Group Entity at the Effective Time; or
(f)	recovery has been made or can be made (including, for the avoidance of doubt, the right to recover Taxes from employees), recovery is available under an insurance policy or the Tax Liability is otherwise compensated for without cost to the Purchaser, any of the Group Entities or any other member of the Purchasers’ Tax Group, including under the Tax Warranties.
2.5	Paragraph 2.4 shall mutatis mutandis apply to the Tax Warranties.
3	Tax Benefits
If Seller is to make or has made an indemnification payment pursuant to paragraph 2.1 and the facts on which the Purchaser’s claim pursuant to paragraph 2.1 is based give rise to (i) any Tax refund actually received by the relevant Group Entity; or (ii) any reduction of Tax actually owing by the relevant Group Entity; then the amount of such refund or reduction shall be paid by Purchaser to Seller within 20 (twenty) Business Days following the date on which Purchaser realises the Tax benefit. For purposes of this paragraph, in case of additional depreciations or amortisations, the amount to be repaid shall be equal to the net present value of future Tax refunds or reductions of Tax as a result of these additional depreciations or amortisations as calculated at the Interest Rate and such amount shall be immediately set-off against the amount of the indemnity claim pursuant to paragraph 2.1.
4	Tax Refund
If the Purchaser or any of the Group Entities have a right to, or receive, a rebate, refund or repayment in respect of Tax after the Effective Time in respect of Tax from any Tax Authority in respect of any period up to the Effective Time other than a Tax benefit referred to in paragraph 3 of this Schedule 20 and where such payment has not been included in the Accounts or the Statements and such payment does not arise from the use of a Purchaser’s Relief (the amount of such rebate, refund or repayment being hereinafter referred to as a “Tax Refund”), then:
(a)	the Purchaser will promptly notify the Seller and will take such action as may reasonably be requested to obtain such Tax Refund; and
(b)	the amount of the Tax Refund shall be paid by the Purchaser to the Seller within ten (10) Business Days of the receipt of the Tax Refund.
5	Overprovision
If and to the extent that the amount of any provision, reserve or accrual in respect of an identified Tax Liability that is included in the Accounts or the Statements exceeds the amount which actually becomes due by the Purchaser or the Group Entities with respect to such Tax Liability (such amount being referred to as an “Overprovision”) then the amount of the Overprovision shall be paid by the Purchaser to the Seller within ten (10) Business Days after the date on which the amount of the Overprovision has been finally and irrevocably determined by the Tax Authority.
6	Mitigation
Purchaser shall, at the reasonable direction of Seller, procure that the Group Entities take all such reasonable steps as Seller may require to:
(a)	use any Relief available to the Group Entities to reduce or eliminate any Tax Liability in respect of which the Purchaser would have been able to make a claim against the Seller under Paragraph 2.1, provided that the use of such Relief does not cause a material disadvantage for the respective Group Entity;
(b)	make all such claims and elections specified by the Seller in respect of any period commencing prior to the Effective Time having the effect of reducing or eliminating any Tax Liability referred to under Paragraph

2.1, provided that such claims and elections do not result in an increase of the Tax Liabilities of the Purchaser’s Group; and
(c)	allow the Seller to reduce or eliminate any Tax Liability by surrendering or transferring, or procuring the surrender or transfer, by any company other than the Group Entities of a Relief to the Group Entities to the extent permitted by Law but without any payment being made in consideration for such surrender or transfer.
7	Due date for payment
A payment to be made by Seller or Purchaser under this Schedule shall be made within twenty (20) Business Days after the earliest of:
(a)	the date on which a compromise or settlement has been reached between the Parties with respect to a claim on the basis of Paragraph 2;
(b)	the date on which a compromise or settlement has been reached with the Tax Authority in respect of a Tax Liability subject to a claim on the basis of Paragraph 2; and
(c)	the date on which a final decision is made on appeal with respect to a Tax Liability subject to a claim on the basis of Paragraph 2 against which no appeal is permitted (uitspraak in kracht van gewijsde).

8	Purchaser’s indemnity
8.1	The Purchaser covenants with the Seller to pay to the Seller, so far as possible by way of an adjustment to the consideration for the sale of the Shares, an amount equal to any Tax Liability for which a member of the Seller’s Group is liable as a result of any provision imposing liability for any Taxation primarily chargeable against the Purchaser or the Group Entities, save to the extent the Purchaser has the right to claim, but has not received, payment in respect of that Tax Liability under Paragraph 2.1 of this Schedule.
9	Tax Conduct
9.1	Preparation of Tax Returns
9.1.1	The Seller shall prepare and file (or procure the preparation and filing of) all Tax Returns in respect of the Group Entities in a manner and on a basis consistent with past practice, to the extent that these are required to be filed on or prior to the Closing Date.
9.1.2	The Purchaser shall prepare and file (or procure the preparation and filing of) all Tax Returns in respect of the Group Entities not covered by Paragraph 9.1.1. The Seller shall provide the Purchaser such information and render the Purchaser such assistance as is necessary and reasonable to ensure the proper and timely completion and filing of such Tax Returns. To the extent that any such Tax Return relates to a Straddle Tax Period, the Seller shall have the right to review such Tax Return at least twenty (20) Business Days prior to the due date for filing thereof and the Purchaser shall not file such Tax Return without the prior written consent of Seller, such consent not to be unreasonably delayed or denied.
9.1.3	The Seller shall cancel any existing authority held by any employee or agent of or adviser to the Seller or the Group Entities to sign Tax Returns on behalf of the Group Entities with effect from the Closing Date.
9.1.4	The Purchaser shall procure that the Group Entities nor any other member of the Purchasers’ Tax Group shall take any position in the Tax Returns relating to the Group Entities that is contrary to the position that the Seller or the Group Entities have taken or will take in the Tax Returns relating to the period up to and including the Effective Time, except to the extent that Purchaser reasonably determines that such position is contrary to applicable Law. In such case Purchaser shall notify Seller and the Seller shall have the right to review such Tax Return at least twenty (20) Business Days prior to the due date for filing thereof and the Purchaser shall not file such Tax Return without the prior written consent of Seller, such consent not to be unreasonably delayed or denied.

9.2	Tax Audits
9.2.1	Upon becoming aware of any pending audit, investigation, assessment or other material proceedings (“Audit”) with respect to Tax matters of the Group Entities that may effect a Tax Liability for which the other Party may be liable under this Agreement, the Seller shall, or as the case may be, the Purchaser shall within ten (10) Business Days give written notice of such Audit to the other party. The notice shall set out such information as is available and as is reasonably necessary to enable the other party to assess the merits of the claim, to act to preserve evidence and to make such provision as such other party may consider necessary. Any failure to notify the other Party of an Audit shall not relieve the other Party of any liability with respect to the Audit except to the extent the Party was actually prejudiced as a result thereof.
9.2.2	The Seller shall control the conduct of any such Audit relating to any accounting period for Tax purposes ending at or prior to the Effective Time and shall be entitled to settle and compromise any such Audit. To the extent that any such Audit could have a material adverse effect on the Purchaser or the Group Entity with respect to the period after the Effective Time, the Seller shall advise the Purchaser periodically of developments in the Audit investigation and obtain the Purchaser’s prior written approval (such approval not to be unreasonably withheld or delayed) on critical Audit decisions and on material written communication to be forwarded to any Tax Authority or competent court in relation to the Audit.
9.2.3	The Purchaser shall control the conduct of any Audit relating to Tax matters of the Group Entities not covered by Paragraph 9.2.2 and shall be entitled to settle and compromise any such Audit. To the extent that any such Audit relates to a Straddle Tax Period, the Purchaser shall advise the Seller periodically of developments in the Audit investigation and obtain the Seller’s prior written approval (such approval not to be unreasonably withheld or delayed) on critical Audit decisions and on material written communication to be forwarded to any Tax Authority or competent court in relation to the Audit if and to the extent it regards Taxes attributable to the period ending on or prior to the Effective Time.
9.2.4	The Seller and the Purchaser shall provide each other such information and render such assistance as may reasonably be requested in order to ensure the proper and adequate defence of any Audit as mentioned in Paragraph 9.2.
9.2.5	The Seller and the Purchaser agree to retain all records that may be required for the conduct of any Audit until the expiration of applicable statutory limitation period and, upon reasonable notice, to provide each other access to all books and records relating to the Group Entities as may be reasonably required to exercise their rights under this Paragraph.

10	Limitations
Notwithstanding the foregoing, the limitations set forth in Clause 12 of this Agreement with respect to any claim by the Purchaser under this Agreement shall mutatis mutandis apply with respect to the indemnification provided in Paragraph 2.1. This Schedule governs the procedure for all Tax Liability claims and, in case of a conflict between this Schedule and the remainder of the Agreement, this Schedule will take precedence.
11	Adjustment to Purchase Price
The amount of any payment made under this Schedule shall, to the extent allowed under applicable Law, be an adjustment of the Purchase Price.